Exhibit 2.1
ASSET PURCHASE AGREEMENT

BY AND AMONG

TAC CRUISE, LLC

as Purchaser,

and

AMBASSADORS INTERNATIONAL, INC.,
AMBASSADORS CRUISE GROUP, LLC,
AMBASSADORS, LLC,
AMERICAN WEST STEAMBOAT COMPANY LLC,
EN BOAT LLC,
AQ BOAT, LLC,
MQ BOAT, LLC,
QW BOAT COMPANY LLC,
CONTESSA BOAT, LLC,
DQ BOAT, LLC, and
CQ BOAT, LLC,

as Sellers

Dated as of May 17, 2011

TABLE OF CONTENTS
Page

ARTICLE 1. PURCHASE AND SALE OF ASSETS; ASSUMPTION OF LIABILITIES		2

1.1	Purchase and Sale of Assets.	2
1.2	Excluded Assets.	5
1.3	Assumption of Liabilities.	6
1.4	Excluded Liabilities.	7
1.5	Disclosure Schedule Updates.	8
1.6	“As Is” Transaction.	8

ARTICLE 2. CONSIDERATION		9

2.1	Consideration.	9

ARTICLE 3. CLOSING AND TERMINATION		9

3.1	Closing.	9
3.2	Closing Deliveries by the Sellers.	10
3.3	Closing Deliveries by the Purchaser.	11
3.4	Termination of Agreement.	12
3.5	Procedure Upon Termination.	14
3.6	Effect of Termination.	14

ARTICLE 4. REPRESENTATIONS AND WARRANTIES OF THE SELLERS		14

4.1	Corporate Organization.	14
4.2	Parent and Subsidiaries.	14
4.3	Authority Relative to This Agreement.	15
4.4	Conflicts; Consents.	15
4.5	Marshall Islands Balance Sheet; Undisclosed Liabilities.	16
4.6	Ordinary Course of Business.	16
4.7	Litigation.	16
4.8	Compliance with Law.	16
4.9	Agreements, Contracts and Commitments; Certain Other Agreements.	17
4.10	Regulatory Matters; Permits.	19
4.11	Brokers and Finders. .	19
4.12	Title to Purchased Assets; Sufficiency.	19
4.13	Tangible Personal Property; Equipment.	19
4.14	Real Property.	20
4.15	Tax Returns; Taxes.	20
4.16	Employees.	22
4.17	Benefit Plans; ERISA.	22
4.18	Labor Matters.	23
4.19	Insurance Policies.	23
4.20	Environmental Matters.	23
4.21	Financial Statements.	24
4.22	Vessels.	24
4.23	Intellectual Property.	25
4.24	Exclusivity of Representations and Warranties.	26

ARTICLE 5. REPRESENTATIONS AND WARRANTIES OF THE PURCHASER		26

5.1	Organization and Qualification.	26
5.2	Authority Relative to This Agreement.	26
5.3	Consents and Approvals; No Violation.	27
5.4	Brokers and Finders.	27
5.5	Adequate Assurances Regarding Assigned Contracts.	27
5.6	Sufficiency of Financial Resources.	27
5.7	Investigation.	27

ARTICLE 6. EMPLOYEES		28

6.1	[Reserved].	28
6.2	Continuation of Employee Plans.	28
6.3	[Reserved].	28
6.4	[Reserved].	28
6.5	No Third-Party Beneficiaries.	28
6.6	Employees of the Business.	29
6.7	Payment of Wages.	38

ARTICLE 7. BANKRUPTCY COURT MATTERS		29

7.1	Sale Order.	29

ARTICLE 8. COVENANTS AND AGREEMENTS		29

8.1	Conduct of Business of Sellers.	29
8.2	Access to Information.	31
8.3	Assignability of Certain Contracts, Etc.	33
8.4	Rejected Contracts.	33
8.5	Further Agreements. .	33
8.6	Further Assurances.	33
8.7	Preservation of Records.	35
8.8	Publicity.	35
8.9	Communication with Acquired Customers.	35
8.10	Notification of Certain Matters.	36
8.11	DIP Loan Documents.	36

ARTICLE 9. CONDITIONS TO CLOSING		36

9.1	Conditions Precedent to the Obligations of the Purchaser and the Sellers.	36
9.2	Conditions Precedent to the Obligations of the Sellers.	37
9.3	Conditions Precedent to the Obligations of the Purchaser.	37
9.4	Frustration of Closing Conditions.	39

ARTICLE 10. ADDITIONAL DEFINITIONS		39

10.1	Certain Definitions.	39
10.2	Other Definitions.	49

ARTICLE 11. TAXES		51

11.1	Tax Allocation; Additional Tax Matters.	51

ARTICLE 12. MISCELLANEOUS		51

12.1	Payment of Expenses.	51
12.2	Survival of Representations and Warranties; Survival of Confidentiality.	52
12.3	Entire Agreement; Amendments and Waivers.	52
12.4	Counterparts.	52
12.5	Governing Law.	52
12.6	Jurisdiction, Waiver of Jury Trial.	52
12.7	Notices.	53
12.8	Binding Effect; Assignment.	54
12.9	Severability.	54
12.10	Injunctive Relief.	54
12.11	Non-Recourse.	54
12.12	No Waiver or Release.	55
12.13	Time of the Essence.	55
12.14	Certain Interpretations.	55
EXHIBITS

Exhibit A	Form of Equity Interest Transfer
Exhibit B	Form of Bill of Sale
Exhibit C	Form of Assignment and Assumption Agreement
Exhibit D	Form of Sale Order
Exhibit E	Form of Vessel Bill of Sale
Exhibit F	Form of Protocol of Delivery and Acceptance

DISCLOSURE SCHEDULE

Schedule 1.1(b)	Intercompany Notes
Schedule 1.1(h)	Assumed Vendor Contracts
Schedule 1.1(i)	Deposits and Prepaid Expenses
Schedule 1.1(k)	Assumed Personal Property Leases
Schedule 1.1(l)	Assumed Real Property Leases
Schedule 1.1(m)	Independent Contractors
Schedule 1.1(u)	Assumed Intellectual Property and Assumed Intellectual Property Licenses
Schedule 1.1(v)	Additional Assumed Contracts
Schedule 1.2(a)	Non-Assigned Contracts
Schedule 1.2(d)(ii)	Excluded Policies
Schedule 1.2(h)	Excluded Plans
Schedule 1.3(h)	Assumed Employee Liabilities
Schedule 1.4(n)	Excluded Liabilities
Schedule 4.1	Corporate Organization
Schedule 4.2(a)	Ownership of Marshall Islands Subsidiaries
Schedule 4.2(b)	Ownership by Parent
Schedule 4.4(a)	Conflicts
Schedule 4.4(b)	Consents of Third Parties
Schedule 4.5(a)	Marshall Islands Balance Sheet
Schedule 4.5(b)	Undisclosed Liabilities of Marshall Islands
Schedule 4.6	Exceptions to Ordinary Course of Business
Schedule 4.7	Litigation
Schedule 4.9(a)	Domestic Material Contracts
Schedule 4.9(b)	International Material Contracts
Schedule 4.9(c)	Defaults Under Material Contracts
Schedule 4.9(d)	Material Contracts Not Provided
Schedule 4.10	Permits
Schedule 4.11	Brokers and Finders
Schedule 4.13(a)	Personal Property Leases
Schedule 4.13(b)	Default under Personal Property Leases
Schedule 4.14(b)(i)	Real Property Leases
Schedule 4.14(b)(ii)	Exceptions to Leased Real Property
Schedule 4.14(b)(iii)	Defects in Leased Real Property
Schedule 4.15	Tax Returns; Taxes
Schedule 4.16(c)(i)	Retained Employees
Schedule 4.16(c)(ii)	Officers of International Vessels
Schedule 4.17	Employee Plans
Schedule 4.18	Labor Matters
Schedule 4.19	Insurance Policies
Schedule 4.21	Financial Statements
Schedule 4.22(a)(i)	Encumbrances on Vessels
Schedule 4.22(a)(ii)	Vessel Charters
Schedule 4.22(b)(i)	International Vessels
Schedule 4.22(b)(ii)	Majestic Vessels
Schedule 4.22(c)	Vessel Non-Compliance
Schedule 8.1	Conduct of Business of Seller
Schedule 10.1(o)	Cure Costs
ASSET PURCHASE AGREEMENT

ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of May 17, 2011 (the “Execution Date”), by and among AMBASSADORS INTERNATIONAL, INC., a Delaware corporation (“Parent”), and its direct and indirect subsidiaries AMBASSADORS CRUISE GROUP, LLC, a Delaware limited liability company (“Cruise Group”), AMBASSADORS, LLC, a Delaware limited liability company (“Ambassadors LLC”), AMERICAN WEST STEAMBOAT COMPANY LLC, an Oregon limited liability company (“American West”), EN BOAT LLC, an Oregon limited liability company (“EN Boat”), AQ BOAT, LLC, a Delaware limited liability company (“AQ Boat”), MQ BOAT, LLC, a Delaware limited liability company (“MQ Boat”), QW BOAT COMPANY LLC, an Oregon Limited liability company (“QW Boat”), CONTESSA BOAT, LLC, a Delaware limited liability company (“Contessa Boat”), DQ BOAT, LLC, a Delaware limited liability company (“DQ Boat”) and CQ BOAT, LLC, a Delaware limited liability company (“CQ Boat” and, together with Parent, Cruise Group, Ambassadors LLC, American West, EN Boat, AQ Boat, MQ Boat, QW Boat, Contessa Boat and DQ Boat, the “Sellers”), and TAC CRUISE, LLC, a Delaware limited liability company and wholly-owned subsidiary of The Anschutz Corporation (the “Purchaser”).  Certain capitalized terms used herein are defined in Article 10.

RECITALS

WHEREAS, the Sellers, together with Ambassadors International Cruise Group (USA), LLC, a Delaware limited liability company (“Cruise Group USA”) (collectively, the “Debtors”) and the Debtors’ other Affiliates (collectively, the “Company”), currently conduct the Business (as defined herein);

WHEREAS, the Sellers desire to sell, and the Purchaser desires to purchase, all of the Sellers’ right, title and interest in and to the Purchased Assets (as defined herein), and Purchaser desires to assume from the Sellers, the Assumed Liabilities (as defined herein);

WHEREAS, the Sellers and the Purchaser have agreed that the sale of the Purchased Assets to Purchaser shall be effected pursuant to Sections 105, 363 and 365 of chapter 11 of title 11 of the United States Code, 11 U.S.C. § 101 et seq. (the “Bankruptcy Code”), and the Debtors have commenced voluntary cases (collectively, the “Chapter 11 Case”) under the Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”); and

WHEREAS, in connection with the Chapter 11 Case and subject to the terms and conditions contained herein, following entry of the Sale Order (as defined herein) finding the Purchaser as the winning bidder in the Auction, Sellers shall sell, transfer and assign to the Purchaser, and the Purchaser shall purchase and acquire from Sellers, pursuant to Sections 105, 363 and 365 of the Bankruptcy Code, the Purchased Assets, and the Purchaser shall assume from the Sellers the Assumed Liabilities, all as more specifically provided herein and in the Sale Order.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Purchaser and the Sellers hereby agree as follows:

ARTICLE 1.

PURCHASE AND SALE OF ASSETS; ASSUMPTION OF LIABILITIES

1.1           Purchase and Sale of Assets.  Pursuant to Sections 105, 363 and 365 of the Bankruptcy Code and on the terms and subject to the conditions set forth in this Agreement and the Sale Order, at the Closing (as defined herein), the Purchaser shall purchase, acquire and accept from the Sellers, and the Sellers on behalf of Sellers’ estate shall sell, transfer, assign, convey and deliver, or cause to be sold, transferred, assigned, conveyed and delivered, to the Purchaser, on the Closing Date (as defined herein) all of each such Seller’s right, title and interest, direct and indirect, free and clear of all Encumbrances (other than Permitted Encumbrances), in the following assets (collectively, the “Purchased Assets”):

(a)           all of the membership interests or other equity interests in Ambassadors International Marshall Islands, LLC (“Marshall Islands”) owned by Cruise Group (the “Marshall Islands Equity”);

(b)           all intercompany notes and interests in intercompany notes held by any of the Sellers, including those intercompany notes listed on Schedule 1.1(b) of the Disclosure Schedule (the “Intercompany Notes”);

(c)           the Majestic Vessels (as defined herein);

(d)           any Contracts with customers of the Business, if any, entered into by any of the Sellers prior to the Petition Date or in the Ordinary Course of Business between the Petition Date and the Closing Date, to the extent such Contracts may be assumed and assigned, including under Section 365 of the Bankruptcy Code (the “Assumed Customer Contracts”);

(e)           all Accounts Receivable (including all intercompany receivables and claims not evidenced by the Intercompany Notes) and Credit Card Receivables;

(f)           all Cash and Cash Equivalents, whether on hand, in transit or in banks or other financial institutions, security entitlements, securities accounts, commodity contracts and commodity accounts and including all of the Sellers’ interest in any restricted cash or any cash collateral that is collateralizing any letters of credit issued pursuant to the DIP Loan Documents or any letter of credit described on Schedules 4.9(a) and (b) of the Disclosure Schedule, or obligation with respect thereto, assumed by the Purchaser, but excluding any cash tendered as part of the Purchase Price;

(g)           all Documents used in or relating to the Business or in respect of the Purchased Assets or Assumed Liabilities, including but not limited to, the Acquired Customers, products, services, marketing, advertising and promotional activities, trade shows and all files, customer lists, supplier lists, mailing lists, marketing lists, vendor lists, records, literature and correspondence with sufficient detail as reasonably available; provided, however, that all customer information owned or held by Cruise Group USA prior to the Closing shall remain property of Cruise Group USA following the Closing and shall not be deemed transferred pursuant to this Section 1.1;

(h)           the Contracts with suppliers, vendors and/or service providers, and all rights of the Sellers pursuant thereto, set forth on Schedule 1.1(h) of the Disclosure Schedule and any other Contracts with suppliers, vendors and/or service providers added to the list of Assumed Vendor Contracts in accordance with Section 1.5, to the extent such Contracts may be assumed and assigned , including under Section 365 of the Bankruptcy Code (collectively, the “Assumed Vendor Contracts”);

(i)           all deposits and prepaid expenses of the Sellers, including but not limited to (i) security deposits with third party suppliers, vendors or service providers, ad valorem taxes and lease and rental payments (other than in connection with any Excluded Assets), (ii) rebates, (iii) pre-payments and (iv) those deposits and pre-paid expenses set forth on Schedule 1.1(i) of the Disclosure Schedule;

(j)           all Equipment;

(k)           all leases and subleases for personal property to which the Sellers are a party and used or held for use in the operation of the Business listed on Schedule 1.1(k) of the Disclosure Schedule, together with all of the rights of the Sellers to such personal property (the “Assumed Personal Property Leases”);

(l)           all leases and subleases for the Leased Real Property set forth on Schedule 1.1(l) of the Disclosure Schedule and all of the Sellers’ right, title and interest in and thereto, and any other leases and subleases for Leased Real Property added to the list of Assumed Real Property Leases in accordance with Section 1.5 (such leases and subleases, the “Assumed Real Property Leases” and the underlying Leased Real Property, the “Assumed Leased Real Property”);

(m)           all Contracts in effect on the Closing Date between the Sellers and any independent contractors who are not employees of the Sellers but who have been retained to and who render services on behalf of the Sellers that are set forth on Schedule 1.1(m) of the Disclosure Schedule and any other Contracts between the Sellers and independent contractors added to the list of Assumed Independent Contractor Contracts in accordance with Section 1.5 (collectively, the “Assumed Independent Contractor Contracts”);

(n)           all permits held by the Sellers, including all pending applications or filings therefor and renewals thereof, including, without limitation, the Permits (the “Assumed Permits”);

(o)           all rights, claims, credits, settlement proceeds, causes of action or rights of set off against third parties relating to the Purchased Assets (including, for the avoidance of doubt, those arising under, or otherwise relating, to the Assigned Contracts) or Assumed Liabilities, including the rights to insurance proceeds related thereto and rights under vendors’, manufacturers’ and contractors’ warranties, indemnities, guarantees and avoidance claims and causes of action under the Bankruptcy Code or applicable Law;

(p)           all rights, claims and causes of action of the Sellers under chapter 5 of the Bankruptcy Code relating to the Purchased Assets;

(q)           any counterclaims, setoffs or defenses that the Sellers may have with respect to any Assumed Liabilities;

(r)           except as contemplated by Section 1.2(d), to the extent assignable or transferable in accordance with the terms and conditions of the applicable insurance policies, applicable Law or the Sale Order, (i) all of the Sellers’ insurance policies and rights and benefits thereunder (including, without limitation, (A) all rights pursuant to and proceeds from such insurance policies and (B) all claims, demands, proceedings and causes of action asserted by the Sellers under such insurance policies relating directly to any Purchased Asset or Assumed Liability) excluding the Excluded Policies and (ii) any letters of credit related thereto;

(s)           all Tax Returns of the Sellers related to the Purchased Assets and the International Business, including all records of the Sellers with respect thereto;

(t)           any claim, right or interest of the Sellers in or to any refund, rebate, abatement or other recovery for Taxes with respect to the Business or the Purchased Assets, together with any interest due thereon or penalty rebate arising therefrom, for any Tax period (or portion thereof) ending on or before the Closing Date;

(u)           (i) all of the Sellers’ right, title and interest in and to the Seller Intellectual Property, including any items listed on Schedule 1.1(u) of the Disclosure Schedule (collectively, the “Assumed Intellectual Property”) and (ii) all Contracts pursuant to which the Sellers are granted a license to, or any rights under, any Intellectual Property of any third Person and all Contracts pursuant to which the Sellers grant to a third Person a license to, or any rights under, the Seller Intellectual Property listed on Schedule 1.1(u) of the Disclosure Schedule (the “Assumed Intellectual Property Licenses” and, together with the Assumed Customer Contracts, the Assumed Vendor Contracts, the Assumed Personal Property Leases, the Assumed Real Property Leases, the Assumed Independent Contractor Contracts and the Additional Assumed Contracts, the “Assigned Contracts”);

(v)           the Contracts, and all rights of the Sellers pursuant thereto, set forth on Schedule 1.1(v) of the Disclosure Schedule (collectively, the “Additional Assumed Contracts”);

(w)           all of the Employee Plans, and any associated funding media, assets, reserves, credits and service agreements, and all Documents created, filed or maintained in connection with the Employee Plans (to the extent transferable in accordance with the existing terms and conditions of the applicable Employee Plan) and any applicable insurance policies, with respect to Transferred Employees and other Retained Employees;

(x)           all personnel files for Transferred Employees and other Retained Employees held by the Sellers, if any, except to the extent that any transfer or assignment is prohibited by applicable Law;

(y)           all Inventory used or held for use in the operation of the Business;

(z)           all loans and other Indebtedness payable to the Sellers;

(aa)           the profit sharing agreement between Parent and Cypress II Segregated Account, dated September 9, 2009, as amended, supplemented or otherwise modified;

(bb)           the twenty percent (20%) profits interest in Ambassadors International Investments, LLC, held by Cruise Group pursuant to the Limited Liability Company Agreement of Ambassadors International Investments, LLC, dated April 5, 2007; and

(cc)           all other assets, properties, rights and claims, whether tangible or intangible, whether real, personal or mixed, whether accrued, contingent or otherwise of the Sellers, other than the Excluded Assets.

1.2           Excluded Assets.Notwithstanding anything to the contrary in this Agreement, in no event shall the Sellers be deemed to sell, transfer, assign or convey, and the Sellers shall retain all right, title and interest to, in and under the following assets, properties, interests and rights of the Sellers (collectively, the “Excluded Assets”):

(a)           all Contracts that are not Assigned Contracts, including Contracts set forth on Schedule 1.2(a) of the Disclosure Schedule (the “Non-Assigned Contracts”);

(b)           all Documents (whether copies or originals) (i) to the extent they relate solely to any of the Excluded Assets or Excluded Liabilities, (ii) that a Seller is required by Law to retain and is prohibited by Law from providing a copy of to the Purchaser or (iii) prepared primarily in connection with the transactions contemplated by this Agreement, including bids received from other parties;

(c)           except for (i) the Marshall Islands Equity (ii) the profits interest set forth in Section 1.1(bb) or (iii) any capital stock or other equity interests held, directly or indirectly, by Marshall Islands, all shares of capital stock or other equity interests of the Sellers or securities convertible into, exchangeable or exercisable for any such shares of capital stock or other equity interests;

(d)           (i) any of the Sellers’ director and officer insurance policies, fiduciary policies or employment practices policies (in each case of the foregoing, including any tail policies or coverage thereon) and (ii) the insurance policies set forth on Schedule 1.2(d)(ii) of the Disclosure Schedule (the “Excluded Policies”), any of the Seller’s rights, claims, demands, proceedings, credits, causes of action or rights of set off thereunder and any letters of credit related to the Excluded Policies;

(e)           [Reserved];

(f)           all claims that the Sellers may have against any Person solely with respect to any Excluded Assets;

(g)           the Sellers’ rights under this Agreement and the other Transaction Documents; and

(h)           the plans set forth on Schedule 1.2(h) of the Disclosure Schedule (the “Excluded Plans”).

1.3           Assumption of Liabilities.On the terms and subject to the conditions set forth in this Agreement and the Sale Order, at the Closing, the Purchaser shall assume only the following Liabilities of the Sellers (collectively, but in all cases excluding the Excluded Liabilities, the “Assumed Liabilities”):

(a)           any and all Liabilities of the Sellers under each Assigned Contract arising on or after the Closing Date, together with any Cure Costs;

(b)           any and all Liability of the Sellers arising under the Intercompany Notes, solely to the extent such Liabilities are owed to Marshall Islands or any other Marshall Islands Subsidiary;

(c)           any and all Liabilities of the Sellers to Transferred Employees or other Retained Employees, if any, arising under or otherwise in respect of the Employee Plans (to the extent transferable in accordance with the existing terms and conditions of the applicable Employee Plans), but, for the avoidance of doubt, excluding the Excluded Plans and Liabilities relating to current or former employees who are not Transferred Employees or other Retained Employees;

(d)           any and all Liabilities for Taxes attributable to the Purchaser’s ownership of the Purchased Assets or the Purchaser’s operation of the International Business on or after the Closing Date;

(e)           [Reserved];

(f)           all Liabilities arising out of the conduct of the Business or ownership of the Purchased Assets on or after the Closing Date;

(g)           all Liabilities arising out of any claims asserted in the Ordinary Course of Business and arising out of events, occurrences or actions on or after the Closing Date but solely to the extent that such claims are insured under the Sellers’ insurance policies in effect at or after such time;

(h)           Liabilities of the Sellers with respect to Transferred Employees or other Retained Employees as specified on Schedule 1.3(h) of the Disclosure Schedule (but excluding, for the avoidance of doubt, any Liabilities under the Excluded Plans); and

(i)           any Liabilities for wages due as of the Closing Date to employees of the Sellers and their subsidiaries for customary services performed by such employees in the Ordinary Course of Business prior to the Closing Date.

1.4           Excluded Liabilities.  Notwithstanding anything to the contrary in this Agreement, the parties expressly acknowledge and agree that the Purchaser shall not assume, be obligated to pay, perform or otherwise discharge or in any other manner be liable or responsible for, any Liabilities of the Sellers, whether existing on the Closing Date or arising thereafter, as a result of any act, omission or circumstances taking place prior to the Closing, other than the Assumed Liabilities (all such Liabilities that the Purchaser is not assuming and which shall remain Liabilities of the Sellers being referred to collectively as the “Excluded Liabilities”).  Without limiting the foregoing, the Purchaser shall not be obligated to assume, does not assume and hereby disclaims all the Excluded Liabilities, including the following Liabilities of any of the Sellers or of any predecessor of any of the Sellers, whether incurred or accrued before or after the Petition Date or the Closing:

(a)           all Liabilities, if any, of Sellers or claims arising under or related to the DIP Facility, the Prepetition Working Capital Facility, the Senior Secured Notes and the Convertible Notes;

(b)           all Liabilities of the Sellers relating to or otherwise arising, whether before, on or after the Closing, out of, or in connection with, any of the Excluded Assets;

(c)           all Liabilities of the Sellers in respect of Non-Assigned Contracts;

(d)           all litigation and personal injury, product liability or other tort or related claims and Liabilities arising out of or in connection with events occurring prior to the Closing Date, no matter when raised;

(e)           any and all Liabilities relating to any environmental, health or safety matter (including any Liability or obligation under any Environmental Law), arising out of or relating to the operation of the Domestic Business or the leasing, ownership or operation of real or other property on or prior to the Closing Date no matter when raised;

(f)           except to the extent that such Liabilities are assumed pursuant to Section 1.3 (which shall be Assumed Liabilities), all Liabilities of each Seller in respect of Indebtedness, whether or not relating to the Business;

(g)           any claims, demands, proceedings or causes of action subject to or covered by the Excluded Policies;

(h)           any and all Liabilities under the Excluded Plans and any Seller Plan not expressly assumed by the Purchaser pursuant to Section 1.3 above;

(i)           all Liabilities relating to legal services, accounting services, financial advisory services, investment banking services or any other professional services (“Professional Services”) performed in connection with this Agreement and any of the transactions contemplated hereby (including all fees and expenses of all professionals incurred in connection with the Chapter 11 Case and as to the Company), and any pre-Petition or post-Petition Claims for such Professional Services;

(j)           except as expressly assumed pursuant to Section 1.3(i), any and all Liabilities of the Sellers with respect to current or former employees that are not Transferred Employees or other Retained Employees, regardless of when arising;

(k)           all Taxes of the Sellers;

(l)           any and all Liability of the Sellers arising under the Intercompany Notes to the extent such Liabilities are owed to any other Seller;

(m)           all Liabilities arising in connection with any violation of any applicable Law or Order relating to the period prior to the Closing by any of the Sellers, including any environmental law or anti-bribery law; and

(n)           all Liabilities set forth on Schedule 1.4(n) of the Disclosure Schedule.

1.5           Disclosure Schedule Updates.Notwithstanding anything in this Agreement to the contrary, the Purchaser may revise any Schedule of the Disclosure Schedule setting forth the Purchased Assets and the Excluded Assets (i) to include in the definition of Purchased Assets (pursuant to the applicable Schedule) and to exclude from the definition of Excluded Assets, any Contract of the Seller that was not previously included in the Purchased Assets, at any time prior to the Sale Hearing and require the Sellers to give notice to the parties to any such Contract and (ii) to exclude from the definition of Purchased Assets (pursuant to the applicable Schedule) and to include in the definition of Excluded Assets, any Assigned Contract or other asset of the Sellers that was previously included in the Purchased Assets and not otherwise included in the definition of Excluded Assets, at any time prior to the Sale Hearing; provided that no such change of the Disclosure Schedule, the definition of the Purchased Assets or the definition of the Excluded Assets shall reduce the amount of the Purchase Price. If any Contract is added to (or excluded from) the Purchased Assets as permitted by this Section 1.5, the Sellers shall promptly take such steps as are reasonably necessary, including, if applicable, prompt delivery of notice to the non-debtor counterparty, to cause such Contracts to be assumed by the Sellers, and assigned to the Purchaser, on the Closing Date (or excluded under the Sale Order and this Agreement). Without limiting any of the Purchaser’s rights pursuant to this Section 1.5, in the event that the Sale Order does not approve the assignment or transfer of one or more of the Specified Agreements to the Purchaser as Purchased Assets, the Purchaser may, in its sole discretion and at any time prior to the Closing Date, exclude any or all of the Specified Agreements from the Purchased Assets.

1.6           “As Is” Transaction.THE PURCHASER HEREBY ACKNOWLEDGES AND AGREES THAT, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN ARTICLE 4 OF THIS AGREEMENT, THE SELLERS MAKE NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, EXPRESS OR IMPLIED, WITH RESPECT TO ANY MATTER RELATING TO THE PURCHASED ASSETS. WITHOUT IN ANY WAY LIMITING THE FOREGOING, THE SELLERS HEREBY DISCLAIM ANY WARRANTY, EXPRESS OR IMPLIED, OF MERCHANTABILITY, SEAWORTHINESS OR FITNESS FOR ANY PARTICULAR PURPOSE AS TO ANY PORTION OF THE PURCHASED ASSETS. THE PURCHASER FURTHER ACKNOWLEDGES THAT THE PURCHASER HAS CONDUCTED AN INDEPENDENT INVESTIGATION OF THE PURCHASED ASSETS AS THE PURCHASER DEEMED NECESSARY OR APPROPRIATE AND THAT IN PROCEEDING WITH ITS ACQUISITION OF THE PURCHASED ASSETS, EXCEPT FOR ANY REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE 4 HEREOF, THE PURCHASER IS DOING SO BASED SOLELY UPON SUCH INDEPENDENT INVESTIGATION. ACCORDINGLY, THE PURCHASER WILL ACCEPT THE PURCHASED ASSETS AT THE CLOSING “AS IS,” “WHERE IS,” AND “WITH ALL FAULTS.”

ARTICLE 2.

CONSIDERATION

2.1           Consideration.  The aggregate consideration to be paid by the Purchaser for the purchase of the Purchased Assets shall be payable as follows:

(a)           cash in the amount of $39,027,000 (the “Cash Purchase Price”); and

(b)           assumption by the Purchaser of the other Assumed Liabilities as further set forth herein (together with the Cash Purchase Price, collectively, the “Purchase Price”).

ARTICLE 3.

CLOSING AND TERMINATION

3.1           Closing.Subject to the satisfaction of the conditions set forth in Sections 9.1, 9.2 and 9.3 hereof or the waiver thereof by the party entitled to waive the applicable condition, the closing of the purchase and sale of the Purchased Assets, the delivery of the Purchase Price, the assumption of the Assumed Liabilities and the consummation of the other transactions contemplated by this Agreement (the “Closing”) (or such later date as the Parent and the Purchaser may agree) shall take place at 10:00 a.m., Eastern time, at the offices of Stroock & Stroock & Lavan LLP at 180 Maiden Lane, New York, New York 10038 (or at such other place as the Parent may designate in writing) on a date to be designated by the Parent that is no later than the third (3rd) Business Day following the entry of the Sale Order; provided, that, and subject to Section 3.4, to the extent the conditions set forth in Sections 9.1, 9.2 and 9.3 are not so satisfied (other than conditions that by their nature are to be satisfied at the Closing) or so waived on or prior to such date, the period of time within which the Closing shall occur shall be automatically extended until, and the Closing shall occur promptly (but no later than two (2) Business Days) following, such date as all of the conditions set forth in Sections 9.1, 9.2 and 9.3 have been satisfied (other than conditions that by their nature are to be satisfied at the Closing) or waived by the party entitled to waive the applicable condition, unless another time or date, or both, are agreed to in writing by the parties hereto.  The date on which the Closing shall be held is referred to in this Agreement as the “Closing Date.” Unless otherwise agreed by the parties in writing, the Closing shall be deemed effective and all risk of loss, right, title and interest of the Sellers in the Purchased Assets to be acquired by the Purchaser hereunder shall be considered to have passed to the Purchaser and the assumption of all of the Assumed Liabilities shall be considered to have occurred as of 12:01 a.m., Eastern Time, on the Closing Date.

3.2           Closing Deliveries by the Sellers.At the Closing, the Sellers shall deliver to the Purchaser:

(a)           a duly executed instrument of transfer and assignment with respect to the Marshall Islands Equity, substantially in the form attached hereto as Exhibit A (the “Equity Interest Transfer”);

(b)           a duly executed bill of sale with respect to those tangible Purchased Assets not otherwise addressed in this Section 3.2, substantially in the form attached hereto as Exhibit B (the “Bill of Sale”);

(c)           a duly executed assignment and assumption agreement with respect to the Assumed Liabilities and the Assigned Contracts, substantially in the form attached hereto as Exhibit C (the “Assignment and Assumption Agreement”);

(d)           a duly executed instrument of assignment of the Seller Intellectual Property, in a form reasonably acceptable to the Purchaser;

(e)           such other bills of sale, assignments, instruments of transfer and such other agreements and undertakings, in form an substance reasonably satisfactory to the Purchaser, as shall be necessary to convey the Purchased Assets to the Purchaser and as shall be reasonably requested by the Purchaser or its counsel;

(f)           duly executed counterparts to each of the other Transaction Documents not previously delivered to the Purchaser;

(g)           a true and correct copy of the Sale Order substantially in the form attached hereto as Exhibit D;

(h)           a duly executed non foreign person affidavit of the Sellers dated as of the Closing Date, sworn under penalty of perjury and in form and substance required under the Treasury Regulations issued pursuant to Section 1445 of the Code, stating that such Seller is not a “foreign person” as defined in Section 1445 of the Code;

(i)           a list of the Accounts Receivable as of the last day of the month immediately preceding the month in which the Closing occurs;

(j)           a duly executed, recordable bill of sale with respect to each Majestic Vessel substantially in the form of Exhibit E attached hereto (each, a “Vessel Bill of Sale”) and the original certificate of documentation of each Majestic Vessel;

(k)           a duly executed, protocol of delivery and acceptance for each of the Majestic Vessels substantially in the form of Exhibit F attached hereto;

(l)           Certificate from Bureau Veritas dated not more than three (3) Business Days prior to the Closing Date, confirming each of the International Vessels is in class without outstanding conditions or recommendations affecting class;

(m)           Classification society statement or affidavit for each of the International Vessels:  This statement or affidavit (dated not more than five (5) Business Days prior to the Closing Date) is to be issued by Bureau Veritas.  Such classification statement or affidavit must contain the following three (3) key elements:

(i)           Confirmation that there are no conditions, recommendations and deficiencies against the such International Vessel’s classification that are outstanding at the date of the statement;

(ii)           The status of all current relevant Statutory Surveys, setting forth the dates of completion of each; and

(iii)           That such International Vessel is presently fit to proceed to sea.

(n)           any other certificates, documents or instruments required by the National Vessel Documentation Center, the United States Coast Guard, the Deputy Commissioner of Maritime Affairs, or other any other Governmental Body, including any mortgage releases, class certificates, and requests for permission to sell the Majestic Vessels, requested by the Purchaser or its counsel and reasonably required to transfer the Majestic Vessels to the Purchaser and vest good, marketable and exclusive title thereto in, the Purchaser;

(o)           an officer’s certificate from Parent duly executed by an authorized officer thereof and certifying to the matters set forth in Sections 9.3(f) and (g), in form and substance reasonably satisfactory to Purchaser;

(p)           all other previously undelivered certificates, agreements and other documents required by this Agreement to be delivered by the Sellers at or prior to the Closing in connection with the transactions contemplated by this Agreement; and

(q)           evidence reasonably satisfactory to the Purchaser indicating the release and discharge of all Liabilities and Encumbrances set forth in Section 9.3(k).

3.3           Closing Deliveries by the Purchaser.At the Closing, the Purchaser shall deliver to (or at the direction of) the Sellers:

(a)           the Cash Purchase Price in immediately available funds wired to one or more accounts designated by the Sellers or as otherwise directed by the Sellers;

(b)           a duly executed counterpart to the Assignment and Assumption Agreement;

(c)           duly executed counterparts to each of the other Transaction Documents not previously delivered to the Sellers;

(d)           an officer’s certificate from Purchaser duly executed by an authorized officer thereof and certifying to the matters set forth in Sections 9.2(a) and (b), in form and substance reasonably satisfactory to Sellers; and

(e)           all other previously undelivered certificates, agreements and other documents required by this Agreement to be delivered by the Purchaser at or prior to the Closing in connection with the transactions contemplated by this Agreement.

3.4           Termination of Agreement.This Agreement may be terminated as follows:

(a)           by the mutual written consent of the Sellers and the Purchaser at any time prior to the Closing;

(b)           [Reserved];

(c)           by the Purchaser, if the Closing shall not have been consummated on or prior to May 23, 2011 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 3.4(c) shall not be available to the Purchaser if the Purchaser’s failure to fulfill any of its material obligations under this Agreement that are to be performed prior to the Closing has been the cause of, or resulted in, the failure of the Closing to occur on or before the Outside Date (in which case the Purchaser will not be entitled to terminate this Agreement pursuant to this Section 3.4(c) until such time as the Purchaser has complied with or satisfied such material obligation(s));

(d)           by either the Purchaser or the Sellers, if there shall be any Law that makes consummation of the transactions contemplated hereby illegal or otherwise prohibited, or there shall be in effect a final, non-appealable order of a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby; it being agreed that the parties hereto shall promptly appeal any adverse determination which is appealable (and pursue such appeal with reasonable diligence);

(e)           by the Purchaser, if any Chapter 11 Case is dismissed or converted to a case or cases under Chapter 7 of the Bankruptcy Code (except with the Purchaser’s prior written consent), or if a trustee or examiner with expanded powers to operate or manage the financial affairs, the business or the reorganization of the Sellers is appointed in any Chapter 11 Case;

(f)           by the Purchaser, if (i) the Sale Order shall not have been approved by the Bankruptcy Court by the close of business on May 20, 2011 unless such date is waived or extended by the Purchaser in its sole discretion or (ii) following its entry, the Sale Order shall fail to be in full force and effect or shall have been stayed, vacated, reversed, modified, amended or supplemented in any material respect without the prior written consent of the Purchaser and the Sellers;

(g)           [Reserved];

(h)           [Reserved];

(i)           [Reserved];

(j)           by the Purchaser, if the Purchaser is not the winning bidder at the Auction;

(k)           by the Purchaser, if the Sale Order is modified in any manner adverse to the Purchaser without the prior written consent of the Purchaser (which consent may be withheld in the Purchaser’s sole discretion);

(l)           by the Purchaser, if any secured creditor of Sellers (other than the DIP Lenders) obtains relief from the stay to foreclose on any of the Purchased Assets;

(m)           by the Purchaser, if there has been a Material Adverse Effect between the Petition Date and the Closing Date;

(n)           by the Purchaser, if (i) an “Event of Default” or “Termination Event” under the DIP Financing Agreement shall have occurred and be continuing which permits the DIP Lenders to terminate the DIP Facility and the DIP Lenders shall have terminated the DIP Financing Agreement and accelerated the repayment obligations of the Debtors under the DIP Financing Agreement, or (ii) the DIP Financing Agreement shall otherwise cease to be in full force and effect;

(o)           by the Sellers, if the Purchaser has breached any representation, warranty, covenant or agreement contained in this Agreement and as a result of such breach the conditions set forth in Sections 9.2(a) and 9.2(b) hereof, as the case may be, would not then be satisfied at the time of such breach; provided, however, that if such breach is curable by the Purchaser within three (3) days through the exercise of its reasonable best efforts, then for so long as the Purchaser continues to exercise such reasonable best efforts the Sellers may not terminate this Agreement under this Section 3.4(o) unless such breach is not cured within three (3) days after written notice from the Sellers to the Purchaser of such breach;

(p)           by the Purchaser, if the Sellers have breached any representation, warranty, covenant or agreement contained in this Agreement and as a result of such breach the conditions set forth in Sections 9.3(f) and 9.3(g) hereof, as the case may be, would not then be satisfied at the time of such breach; provided, however, that if such breach is curable by the Sellers within three (3) days through the exercise of their respective reasonable best efforts, then for so long as the Sellers continue to exercise such reasonable best efforts the Purchaser may not terminate this Agreement under this Section 3.4(p) unless such breach is not cured within three (3) days after written notice from the Purchaser to the Sellers of such breach;

(q)           by the Purchaser, if any of the Marshall Islands Subsidiaries (i) commence or are the subject of an involuntary commencement of any case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, (ii) are the subject of a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers or (iii) are the subject of an involuntary appointment of an interim receiver, trustee or other custodian for all or a substantial part of its property; or

(r)           by the Sellers, if all of the conditions set forth in Sections 9.1 and 9.3 have been satisfied (other than conditions that by their nature are to be satisfied at the Closing) or waived and the Purchaser fails to deliver the Purchase Price at the Closing.

3.5           Procedure Upon Termination.In the event of a termination of this Agreement by the Purchaser or the Sellers, or both, pursuant to Section 3.4, (a) written notice thereof shall be given promptly by the terminating party to the other parties hereto, specifying the provision hereof pursuant to which such termination is made, (b) this Agreement shall thereupon terminate and become void and of no further force and effect and (c) the consummation of the transactions contemplated by this Agreement shall be abandoned without further action of the parties hereto.

3.6           Effect of Termination.In the event that this Agreement is validly terminated as provided herein, then each of the parties shall be relieved of its duties and obligations arising under this Agreement effective as of the date of such termination and such termination shall be without Liability to the Purchaser or the Sellers; provided, however, that Section 3.4, Section 3.5, this Section 3.6, Article 12, and the Bidding Procedures Order shall survive any such termination and shall be enforceable hereunder. In no event shall any termination of this Agreement relieve any party hereto of any Liability for any willful breach of this Agreement by such party.

ARTICLE 4.

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

The Sellers hereby, jointly and severally, make the representations and warranties in this Article 4, to the Purchaser as follows:

4.1           Corporate Organization.Parent is a corporation duly incorporated and validly existing under the Laws of the State of Delaware.  Each of the other Sellers is duly organized and validly existing under the Laws of its respective jurisdiction of organization.  Each Marshall Islands Subsidiary is duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization.  Schedule 4.1 of the Disclosure Schedule lists, separately, each Seller and each Marshall Islands Subsidiary and its respective jurisdiction of incorporation or organization.  Each Seller and each Marshall Islands Subsidiary has all requisite power and authority to own, lease and operate its properties and to carry on its respective businesses as it is now being conducted, and each is duly qualified or licensed to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary.  The Debtors have the corporate or equivalent authorization necessary to file the Chapter 11 Case.  Upon filing of the Petition, each Debtor intends to operate the Business a debtor-in-possession subject to the authority of the Bankruptcy Court.  Parent has previously made available to the Purchaser complete and correct copies of Parent’s Certificate of Incorporation, as amended and in effect on the Petition Date (the “Parent Certificate”), and Parent’s Bylaws, as amended and in effect on the Petition Date (the “Parent Bylaws”) and the certificate of incorporation and bylaws (or other comparable organizational documents) of each Seller and each Marshall Islands Subsidiary, as amended and in effect on the Petition Date (the “Subsidiary Organizational Documents”).

4.2           Parent and Subsidiaries.

(a)           Schedule 4.2(a) of the Disclosure Schedule identifies all owners of equity interests of each Marshall Islands Subsidiary and the number or percentage of equity interests owned by each such owner.  Except as set forth in Schedule 4.2(a) of the Disclosure Schedule, all outstanding shares of capital stock of or other equity ownership interests in each Marshall Islands Subsidiary are owned, directly or indirectly, by Cruise Group, free and clear of all Encumbrances, other than Permitted Encumbrances.

(b)           Schedule 4.2(b) of the Disclosure Schedule sets forth each corporation, association or other entity in which Parent owns, of record or beneficially, any direct or indirect equity or other interest or any right (contingent or otherwise) to acquire the same.

4.3           Authority Relative to This Agreement.Except for such authorization as is required by the Bankruptcy Court and receipt of any Regulatory Approvals, each of the Sellers has all requisite power, authority and legal capacity to (a) execute and deliver this Agreement, (b) execute and deliver each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by such Seller in connection with the consummation of the transactions contemplated by this Agreement (the “Sellers’ Documents”), and (c) perform its obligations hereunder and thereunder and consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Sellers’ Documents, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all requisite action on the part of the Sellers.  This Agreement has been, and at or prior to the Closing, each of the Sellers’ Documents will be, duly and validly executed and delivered by the Sellers and (assuming the due authorization, execution and delivery by the other parties hereto and thereto, and the entry of the Sale Order) this Agreement constitutes, and each of the Sellers’ Documents when so executed and delivered will constitute, legal, valid and binding obligations of the Sellers, enforceable against the Sellers in accordance with its respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity) (the “Bankruptcy Exceptions”).

4.4           Conflicts; Consents.

(a)           Except as set forth on Schedule 4.4(a) of the Disclosure Schedule or to the extent excused by or rendered unenforceable against the Purchaser as a result of the Chapter 11 Case, and except for the entry and effectiveness of the Sale Order, none of the execution and delivery by the Sellers of this Agreement or any Sellers’ Document, the consummation of the transactions contemplated hereby or thereby, or compliance by the Sellers with any of the provisions hereof or thereof will (with or without notice or lapse of time) (i)  conflict with or result in any material breach of any provision of the Parent Certificate, Parent Bylaws or any Subsidiary Organizational Documents, (ii) subject to the matters referred to in Section 4.4(b), conflict with or result in any breach of any Law applicable to any Seller, any Marshall Islands Subsidiary or the Purchased Assets or (iii) in any material respect, violate, conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, any material note, bond, mortgage or indenture, Contract, agreement, lease, sublease, license, Permit, franchise or other instrument or arrangement (A) of any Marshall Islands Subsidiary or (B) to which any of the Sellers is a party as of the Closing and which constitutes a Purchased Asset or Assumed Liability, or result in the creation of any Encumbrance (other than a Permitted Encumbrance) as of the Closing on (1) the assets of any Marshall Islands Subsidiary or (2) the Purchased Assets, except to the extent that any such rights of termination, amendment, acceleration, suspension, revocation or cancellation as a result of such Encumbrance will not be enforceable against the Purchased Asset or Assumed Liability following the Closing in accordance with the Sale Order.

(b)           Except as set forth on Schedule 4.4(b) of the Disclosure Schedule, no order, Permit or declaration or filing with, or notification to, any Governmental Body is required on the part of the Sellers in connection with the execution and delivery of this Agreement or Sellers’ Documents, the compliance by the Sellers with any of the provisions hereof or thereof, the consummation of the transactions contemplated hereby or thereby or the taking by the Sellers of any other action contemplated hereby or thereby, except for (i) the entry of the Sale Order and (ii) such other immaterial orders, Permits, declarations, filings and notifications, the failure of which to obtain or make would not have a material adverse effect on the ability of the Purchaser to own and operate the Purchased Assets (including the International Business conducted by the Marshall Islands Subsidiaries) after the Closing.

4.5           Marshall Islands Balance Sheet; Undisclosed Liabilities.  Attached hereto in Schedule 4.5(a) of the Disclosure Schedule is the Marshall Islands Balance Sheet.  The Marshall Islands Subsidiaries do not have any Indebtedness or other Liabilities other than (i) Liabilities reflected on the face of the Marshall Islands Balance Sheet, (ii) Liabilities that are not material, whether individually or in the aggregate, that were incurred after the date of the Marshall Islands Balance Sheet in the Ordinary Course of Business or (iii) that are set forth on Schedule 4.5(b) of the Disclosure Schedule.

4.6           Ordinary Course of Business.Except for actions taken in connection with the Chapter 11 Case, as contemplated or expressly required or permitted by this Agreement, or as set forth in Schedule 4.6 of the Disclosure Schedule, since December 31, 2010, the Business has been conducted in the Ordinary Course of Business.

4.7           Litigation.Except for the Chapter 11 Case or as set forth in Schedule 4.7 of the Disclosure Schedule, there is no litigation, action, claim, suit, proceeding, investigation, examination, hearing, arbitration, inquiry or subpoena (collectively, “Actions”), pending or, to the Knowledge of the Sellers, threatened against (a) the Sellers or any property or asset of the Sellers or which could give rise to or increase an Assumed Liability that is material to the Sellers or (b) any Marshall Islands Subsidiary that could give rise to a Liability in excess of $50,000.  Except with respect to Orders entered in the Chapter 11 Case or as set forth in Schedule 4.7 of the Disclosure Schedule, neither the Sellers nor any Marshall Islands Subsidiary are subject to any Order that relates to the Business or the Purchased Assets and for which the Sellers or any such Marshall Islands Subsidiary have continuing obligations or Liabilities.

4.8           Compliance with Law.  Since January 1, 2010, the Sellers and the Marshall Islands Subsidiaries have (i) conducted and continue to conduct the Business in material compliance with all Applicable Laws and Orders applicable to their respective operations or assets or the Business, (ii) complied with and continue to comply in all material respects with all Laws and Orders applicable to the Purchased Assets and the Assumed Liabilities and the Marshall Islands Subsidiaries and (iii) are not in material violation of any such Law or Order.  Neither any Seller nor any Marshall Islands Subsidiary has received any written notice of or been charged with the violation of any Laws and, to Knowledge of the Sellers, there are no facts or circumstances that would reasonably be expected to give rise to any such material violation.

4.9           Agreements, Contracts and Commitments; Certain Other Agreements.

(a)           Schedule 4.9(a) of the Disclosure Schedule sets forth the following types of Contracts that are unexpired as of the Execution Date relating to the Domestic Business to which any of the Sellers or Marshall Islands Subsidiaries are a party or by which such Seller or such Marshall Islands Subsidiary or any of the Purchased Assets are bound (such Contracts set forth below are collectively referred to as the “Domestic Material Contracts”):

(i)           all Assigned Contracts requiring payments by or to the Sellers in excess of $75,000 during the twelve-month period ending December 31, 2011;

(ii)           Contracts pursuant to which the Sellers would be required to make payments in excess of $100,000 from and after the Petition Date and prior to the end of the earlier of (A) the term of the applicable Contract; and (B) the twelve-month anniversary of the Petition Date;

(iii)           employment agreements, severance agreements and collective bargaining agreements with any labor unions;

(iv)           Contracts to which any Seller is a party, and any officer or director of the Sellers or any Affiliate of any such officer or director, is a party;

(v)           leases for any real property or any material Equipment used or held for use in the Business;

(vi)           Contracts that: (A) limit or restrict the Sellers or any of their Affiliates from engaging in any business or other activity in any jurisdiction; or (B) create or purport to create any exclusive relationship or arrangement;

(vii)           Contracts relating to the Domestic Business (i) with respect to Seller Intellectual Property licensed or transferred to any third party; or (ii) pursuant to which a third party has licensed or transferred any Intellectual Property to a Seller (in the case of both (i) and (ii), except for off the shelf software and licenses implied in the sale of such software);

(viii)           joint venture or partnership Contracts or Contracts entitling any Person to any profits, revenues or cash flows of the Sellers or requiring payments or other distributions based on such profits, revenues or cash flows;

(ix)           Contracts with any Governmental Body; and

(x)           Contracts for the charter of any Domestic Vessel requiring payments to the Sellers in excess of $75,000.

(b)           Schedule 4.9(b) of the Disclosure Schedule sets forth the following types of Contracts that are unexpired as of the Execution Date relating to the International Business to which any of the Sellers or the Marshall Islands Subsidiaries are a party or by which such Seller or Marshall Islands Subsidiary is bound (such Contracts set forth below are collectively referred to as the “International Material Contracts” and together with the Domestic Material Contracts, the “Material Contracts”):

(i)           all Contracts requiring payments by or to any Marshall Islands Subsidiary in excess of $75,000 during the twelve-month period ending December 31, 2011;

(ii)           employment agreements, severance agreements and collective bargaining agreements with any labor unions;

(iii)           Contracts to which any Marshall Islands Subsidiary is a party, and any officer or director of any Marshall Islands Subsidiary or any Affiliate of any such officer or director, is a party;

(iv)           leases for any real property or any material Equipment used or held for use in the Business of the Marshall Islands Subsidiaries;

(v)           Contracts that: (A) limit or restrict any Marshall Islands Subsidiary from engaging in any business or other activity in any jurisdiction; or (B) create or purport to create any exclusive relationship or arrangement;

(vi)           Contracts relating to the International Business (i) with respect to Seller Intellectual Property licensed or transferred to any third party; or (ii) pursuant to which a third party has licensed or transferred any Intellectual Property to a Seller (in the case of both (i) and (ii), except for off the shelf software and licenses implied in the sale of such software);

(vii)           joint venture or partnership Contracts or Contracts entitling any Person to any profits, revenues or cash flows of any Marshall Islands Subsidiary or requiring payments or other distributions based on such profits, revenues or cash flows;

(viii)           Contracts with any Governmental Body; and

(ix)           Contracts for the charter of any International Vessel requiring payments to the Marshall Islands Subsidiaries in excess of $75,000.

(c)           Except as set forth on Schedule 4.9(c) of the Disclosure Schedule, each Material Contract is a valid and binding agreement of such Seller or Marshall Islands Subsidiary, as the case may be, and is in full force and effect, and neither the Sellers nor any Marshall Islands Subsidiary have received any written notice of (i) any default or event that with notice or lapse of time or both would constitute such a default by such Seller or Marshall Islands Subsidiary under any Material Contract or (ii) a counterparty’s intention to terminate any Material Contract.

(d)           Except as set forth on Schedule 4.9(d) of the Disclosure Schedule, the Sellers have heretofore delivered or made available to the Purchaser true and complete copies (or in the case of any Material Contracts that are not in writing, a summary) of all Material Contracts, including all amendments, modifications, schedules and supplements thereto and all waivers with respect thereto.

4.10           Regulatory Matters; Permits.

(a)           All of the Permits that are necessary for the operation of the Business as currently conducted and the ownership of the Purchased Assets are held by the Sellers or the Marshall Islands Subsidiaries in full force and effect (collectively, the “Permits”).  Schedule 4.10 of the Disclosure Schedule sets forth a true, complete and correct list of all material Permits held by the Sellers or the Marshall Islands Subsidiaries as of the Execution Date (collectively, the “Material Permits”), categorized as relating to the Domestic Business or International Business.

(b)           The Sellers are in compliance in all material respects with their obligations under each of the Material Permits and the rules and regulations of the Governmental Body issuing such Material Permits.

(c)           Each Permit is valid and in full force and effect and there is no proceeding, notice of violation, order of forfeiture or complaint or investigation against the Sellers or any Marshall Islands Subsidiary relating to any of the Material Permits pending or to the Knowledge of the Sellers, threatened, before any Governmental Body.

4.11           Brokers and Finders.Except as set forth in Schedule 4.11 of the Disclosure Schedule, the Sellers have not employed, and to the Knowledge of the Sellers, no other Person has made any arrangement by or on behalf of the Sellers with any investment banker, broker, tinder, consultant or intermediary in connection with the transactions contemplated by this Agreement which would be entitled to any investment banking, brokerage, finder’s or similar fee or commission in connection with this Agreement or the transactions contemplated hereby.

4.12           Title to Purchased Assets; Sufficiency.At Closing, the Sellers will have (and shall convey to the Purchaser at the time of the transfer of the Purchased Assets to the Purchaser) good and marketable title or a valid leasehold interest in and to each of the Purchased Assets, free and clear of all Encumbrances except Permitted Encumbrances.  At Closing, the Sellers will have (and shall convey to the Purchaser at the time of the transfer of the Purchased Assets to the Purchaser) valid leasehold interests in the Assumed Personal Property Leases and the Assumed Real Property Leases, free and clear of all Encumbrances except Permitted Encumbrances.Upon Closing, the Purchased Assets, together with the assets of the Marshall Islands Subsidiaries that are indirectly acquired pursuant to the acquisition of the Marshall Island Equity, represent all of the assets that are necessary to, or are otherwise used in, the operation of the Business.

4.13           Tangible Personal Property; Equipment.Schedule 4.13(a) of the Disclosure Schedule sets forth all leases involving annual payments in excess of $50,000 relating to personal property, including Equipment, used by the Sellers or the Marshall Islands Subsidiaries in the Business or to which the Sellers or any Marshall Islands Subsidiary is a party or by which the personal property, including Equipment, of the Sellers or the Marshall Islands Subsidiaries are bound (“Personal Property Leases”).  Except as set forth in Schedule 4.13(b) of the Disclosure Schedule, the Sellers have not received any written notice, or to the Knowledge of the Sellers, oral notice, of any default or event that with notice or lapse of time or both would constitute such a default by such Seller under any of the Personal Property Leases.  All material personal property of the Sellers (other than any Excluded Asset but including material personal property subject to Personal Property Leases) and the Marshall Islands Subsidiaries is in good operating condition and repair (ordinary and reasonable wear and tear excepted), and suitable for the purposes for which it is currently used.

4.14           Real Property.

(a)           Neither the Sellers nor the Marshall Islands Subsidiaries own any real property.

(b)           Schedule 4.14(b)(i) of the Disclosure Schedule sets forth a complete and correct list of the Leased Real Property and the real property leased by the Marshall Islands Subsidiaries, specifying the address or other information sufficient to identify all such real property.  The Sellers have provided the Purchaser with, or access to, true, correct, accurate and complete copies of all leases relating to the real property listed on Schedule 4.14(b)(i) of the Disclosure Schedule.  Each Assumed Real Property Lease grants the Sellers the right to use and occupy the applicable Assumed Leased Real Property, in accordance with the terms thereof, subject to Permitted Encumbrances. Each real property lease relating to the International Business grants the applicable Marshall Islands Subsidiary the right to use and occupy the applicable real property, in accordance with the terms thereof, subject to Permitted Encumbrances.Except as set forth on Schedule 4.14(b)(ii) of the Disclosure Schedule, neither the Sellers nor any Marshall Islands Subsidiaries have leased or granted to any Person the right to access, enter upon, use, occupy, lease, manage, operate, maintain, broker or purchase any portion of the Sellers’ interest in the Leased Real Property or any real property lease relating to the International Business, that is not otherwise a Permitted Encumbrance or that will not otherwise be terminated on or prior to the Closing Date.  To the Knowledge of the Sellers, except as set forth on Schedule 4.14(b)(iii), there are no physical defects in the buildings or other facilities or machinery or equipment located at any of the properties subject to any of the real property leases set forth on Schedule 4.14(b)(ii) of the Disclosure Schedule that would materially interfere with the continued use and operation of the properties subject to such leases as currently used and operated.

4.15           Tax Returns; Taxes.Except as set forth in Schedule 4.15 of the Disclosure Schedule:

(a)           All Tax Returns required to have been filed by the Sellers and the Marshall Islands Subsidiaries have been duly filed and are true, correct and complete in all material respects, and no material fact has been omitted therefrom.  No extension of time in which to file any such Tax Returns is in effect.

(b)           All Taxes due and payable by the Sellers and the Marshall Islands Subsidiaries (whether or not shown on any Tax Return) have been paid in full or are accrued as Liabilities for Taxes on the books and records of the Sellers or the Marshall Islands Subsidiaries, as applicable. The accruals and reserves with respect to Taxes (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth in the 2010 Financial Statements are adequate to cover all Taxes of the Sellers and the Marshall Islands Subsidiaries, accruing or payable with respect to Tax periods (or portions thereof) ending on or before December 31, 2010.  All Taxes of the Sellers and the Marshall Islands Subsidiaries attributable to Tax periods (or portions thereof) commencing after December 31, 2010 have arisen in the ordinary course of business.

(c)           The Sellers and the Marshall Islands Subsidiaries have withheld and paid all Taxes required to have been withheld and paid by them to the appropriate Government Body in connection with amounts paid or owing to any employee, independent contractor, creditor or shareholder thereof or other third party.

(d)           There are no Encumbrances for Taxes with respect to the Sellers, the Marshall Islands Subsidiaries or their respective assets, nor is there any such Encumbrance that is pending or, to the Knowledge of the Sellers, threatened other than Permitted Encumbrances.

(e)           There is no dispute or claim concerning any Tax liability of the Sellers or the Marshall Islands Subsidiaries claimed or raised by any Government Body in writing and, to the Sellers’ Knowledge, no such dispute or claim is pending or threatened.  Neither the Sellers nor the Marshall Islands Subsidiaries have waived any statute of limitations in respect of Taxes beyond the date hereof or agreed to any extension of time beyond the date hereof with respect to a Tax assessment or deficiency.

(f)           None of the Marshall Islands Subsidiaries (i) has ever been a member of a group of corporations with which it has filed (or been required to file) consolidated, combined or unitary Tax Returns, other than a group of which the Parent is a common parent or (ii) has any liability for Taxes of any Person (other than the Parent and its subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract or otherwise.  None of the Marshall Islands Subsidiaries is a party to or bound by any Tax sharing, allocation or indemnification agreement or arrangement that will remain in effect after the Closing.

(g)           None of the transactions contemplated by this Agreement are part of a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).

(h)           No jurisdiction in which the Sellers or the Marshall Islands Subsidiaries do not file Tax Returns has made a claim that any Seller or Marshall Islands Subsidiary is required to file a Tax Return in such jurisdiction.

(i)           Each Marshall Islands Subsidiary is disregarded as an entity separate from its owner for United States federal income Tax purposes under Treasury Regulation Section 301.7701-3.

(j)           No income derived by any Marshall Islands Subsidiary (including but not limited to Cruise Group USA) for any taxable period ending on or before December 31, 2010 is considered “United States source gross transportation income” as defined in Section 887 of the Code and the Treasury Regulations promulgated thereunder.

(k)           All gross income derived by each Marshall Islands Subsidiary (including but not limited to Cruise Group USA) for all taxable periods ending on or before December 31, 2010 is exempt from U.S. federal income taxation pursuant to Section 883 of the Code and the Treasury Regulations promulgated thereunder.

4.16           Employees.

(a)           Each of the Sellers and the Marshall Islands Subsidiaries have complied in all material respects with all material Laws relating to the employment and termination of employment of current and former employees, and neither the Sellers nor any Marshall Islands Subsidiary has (i) any direct or indirect material Liability with respect to any misclassification of any Person as an independent contractor rather than as an employee, or (ii) except with respect to those employees of the International Business provided under agreements with third party manning agencies, with respect to any employee leased from another employer.

(b)           There are no material claims or proceedings pending or, to the Knowledge of the Sellers, threatened, between the Sellers or the Marshall Islands Subsidiaries, on the one hand, and any current or former employee, on the other hand. There are no strikes, slowdowns, work stoppages, lockouts, or, to the Knowledge of the Sellers, threats thereof, by or with respect to any Employees of the Sellers or the Marshall Islands Subsidiaries

(c)           Schedule 4.16(c)(i) of the Disclosure Schedule contains a true and complete list, as of the Petition Date, of all Employees of the Parent or the other Sellers and the Marshall Islands Subsidiaries (identifying the entity that employs each such Employee), together with information regarding the position, length of service, and compensation payable to each such Employee.  Schedule 4.16(c)(ii) of the Disclosure Schedule contains a true and complete list, as of the Petition Date, of all senior officers of the International Vessels.

4.17           Benefit Plans; ERISA.  Schedule 4.17 of the Disclosure Schedule contains a list of all Benefit Plans maintained by the Sellers or the Marshall Islands Subsidiaries (the “Employee Plans”).  The Sellers and the Marshall Islands Subsidiaries have complied in all material respects with the provisions of each such Benefit Plan and the applicable provisions of the Code and ERISA, have administered each such Plan in material compliance with the provisions of each such Plan and the applicable requirements of the Code and ERISA, have timely made all required contributions thereto and have not directly or indirectly withdrawn or borrowed against any amounts in any such Plan.  No Employee Plan is subject to Title IV of ERISA or is a multiemployer plan (within the meaning of Section 3(37) of ERISA), and neither the Sellers nor any Marshall Islands Subsidiary have any liability with respect to any such plan.  With respect to each Employee Plan that is intended to be tax-qualified within the meaning of Section 401(a) of the Code, a favorable determination or opinion letter has been obtained for such Plan, and such Plan is so qualified.  Neither the Sellers nor the Marshall Islands Subsidiaries are subject to any obligation to pay or provide retiree or other post-employment medical or other retiree or other post-employment welfare or similar benefits.Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in combination with another event) result in the payment of any amount that would, individually or in combination with any other such payment, reasonably be expected to constitute an “excess parachute payment,” as defined in Section 280G(b)(1) of the Code.  Each “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) of the Seller complies with Section 409A of the Code.  Each stock option and stock appreciation right granted by the Seller has been granted with an exercise price no lower than “fair market value” (within the meaning of Section 409A of the Code) as of the grant date of such option or stock appreciation right.

4.18           Labor Matters.  Except as provided in Schedule 4.18 of the Disclosure Schedule, (i) neither the Sellers nor the Marshall Islands Subsidiaries are party to or bound by, either directly or by operation of Law, any collective bargaining agreement, labor contract, letter of understanding, letter of intent, voluntary recognition agreement or legally binding commitment or written communication to any labor union, trade union or employee organization or group which may qualify as a trade union in respect of or affecting any Employees nor are the Sellers or any Marshall Islands Subsidiaries subject to any union organization effort, nor are the Sellers or any Marshall Islands Subsidiaries engaged in any labor negotiation. There are no (i) strikes, work stoppages, work slowdowns or lockouts pending or, to the Knowledge of the Sellers, threatened against or involving the Sellers or the Marshall Islands Subsidiaries, or (ii) unfair labor practice charges, grievances or complaints pending or, to the Knowledge of the Sellers, threatened by or on behalf of any Employee or group of Employees involving the Sellers or the Marshall Islands Subsidiaries, and there have been no such strikes, work stoppages, work slowdowns, lockouts or unfair labor practice charges in the past two years.  Except as set forth in Schedule 4.18 of the Disclosure Schedule, neither the Sellers nor the Marshall Islands Subsidiaries have an obligation to make any severance or termination payment to any present or former employee.

4.19           Insurance Policies.Schedule 4.19 of the Disclosure Schedule lists all insurance policies owned or held by the Sellers, the Marshall Islands Subsidiaries or otherwise applicable to the Business (the “Insurance Policies”). Except as provided in Schedule 4.19 of the Disclosure Schedule, all such policies (or substitute policies with substantially similar terms and underwritten by insurance carriers with substantially similar or higher ratings) are in full force and effect, all premiums with respect thereto covering all periods up to and including the Closing Date have been paid, and no written notice of cancellation or termination (or any other threatened termination) has been received with respect to any such policy.  The Sellers and the Marshall Islands Subsidiaries each maintain sufficient insurance with reputable insurers for their respective Businesses, properties and assets against all risks normally insured against.

4.20           Environmental Matters.

(a)           (i) The Sellers and the Marshall Islands Subsidiaries have been and are in compliance in all material respects with all Environmental Laws, (ii) during the past three (3) years, there has been no material investigation, suit, claim, action or judicial or administrative proceeding relating to or arising under Environmental Laws that is pending or, to the Knowledge of the Sellers, threatened against the Sellers, the Marshall Islands Subsidiaries or any real or other property owned, operated or leased by the Sellers or the Marshall Islands Subsidiaries and (iii) during the past three (3) years, neither the Sellers nor the Marshall Islands Subsidiaries have entered into any Order involving uncompleted, outstanding or unresolved material obligations, liabilities or requirements relating to or arising under, Environmental Laws.

(b)           To the Knowledge of the Sellers, the Purchased Assets are in material compliance with all applicable Environmental Laws. Without limiting the generality of the preceding sentence, the Sellers have not received any written notice of failure to comply with any Environmental Laws with regard to the Purchased Assets.

(c)           To the Knowledge of the Sellers, there has been no use, storage, treatment, generation, transportation or Release of any Hazardous Materials by the Sellers or the Marshall Islands Subsidiaries except in compliance with Environmental Law, or by any other person or entity for which the Sellers or the Marshall Islands Subsidiaries are or may be held responsible, at any property, facility or Vessel in violation of, or which could give rise to any obligation or liability under, Environmental Laws.

(d)           The Sellers and the Marshall Islands Subsidiaries hold all Environmental Permits, and are and have been in material compliance therewith.  Neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated hereby will (i) require any notice to or consent of any Governmental Body or other Person pursuant to any applicable Environmental Law or Environmental Permit or (ii) subject any Environmental Permit to suspension, cancellation, modification, revocation or nonrenewal.

(e)           The Sellers have provided to the Purchaser all reports, including “Phase I,” “Phase II” or other environmental assessments, and environmental documents in its possession or to which it has reasonable access addressing all locations, facilities or properties owned, operated or leased by or on behalf of the Business or the Sellers or the Marshall Islands Subsidiaries.

4.21           Financial Statements.The Sellers have delivered or made available to the Purchaser the following financial statements (collectively the “Financial Statements”): (i) audited consolidated balance sheets and statements of income, changes in stockholders’ equity, and cash flow as of and for the fiscal year ended December 31, 2009 for Parent and each of its subsidiaries (the “2009 Audited Financial Statements”), (ii) an unaudited consolidated balance sheet and statement of income, changes in stockholders’ equity and cash flow as of and for the year ended December 31, 2010 (the “2010 Financial Statements”) for Parent and each of its subsidiaries as set forth in Schedule 4.21 of the Disclosure Schedule and (iii) an unaudited consolidating balance sheet for Windstar as of March 31, 2011 (the “Windstar Consolidating Financial Statement”). The 2009 Audited Financial Statements, the 2010 Financial Statements and the Windstar Consolidating Financial Statement have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved, present fairly, in all material respects, the financial condition of Parent and its subsidiaries as of such dates and the results of operations and cash flows of Parent and its subsidiaries for such periods, and are consistent, in all material respects, with the books and records of Parent and its subsidiaries (which books and records are correct and complete in all material respects).

4.22           Vessels.

(a)           Each Vessel is duly documented under the laws applicable to such Vessel. The Sellers and Marshall Islands Subsidiaries lawfully own and are lawfully possessed of each of the Vessels, free from any commitment to make any of the Vessels available for charter, sale or use by any Governmental Body other than charter agreements currently in effect that are set forth on Schedule 4.22(a)(i) to the Disclosure Schedule.  The delivery to the Purchaser of the instruments of transfer of ownership of the Vessels contemplated by Sections 3.2(j) and (k) will vest good, marketable and exclusive title to the Vessels in the Purchaser, free and clear of any and all Encumbrances, except for Permitted Encumbrances and Encumbrances listed on Schedule 4.22(a)(ii) of the Disclosure Schedule.  The Sellers have made available to the Purchaser true and complete operation and repair logs with respect to the Vessels.

(b)           Schedule 4.22(b)(i) of the Disclosure Schedule sets forth, for each International Vessel, its (i) name, (ii) owner, (iii) official number and call sign, (iv) port of registration and flag, (v) vessel type, (vi) class description, (vii) year in which the Vessel was constructed, (viii) date of the Vessel’s last special survey as of the date hereof, (ix) date of the Vessel’s last drydocking as of the date hereof, (x) the scheduled date of the Vessel’s next drydocking for purposes of the next scheduled special survey as of the date hereof and (xi) Gross Tonnage.Schedule 4.22(b)(ii) of the Disclosure Schedule sets forth, for each Majestic Vessel, its (i) name, (ii) owner, (iii) location and (iv) jurisdiction of registration and registration number.

(c)           Each of the International Vessels:  (i) is adequate and suitable for use in the Ordinary Course of Business, ordinary wear and tear and depreciation excepted; (ii) is seaworthy in all material respects for hull and machinery insurance purposes and in every way fit for its intended service; (iii) in compliance with all relevant laws, regulations and requirements (including environmental laws, regulations, and requirements), statutory or otherwise, as are applicable to (A) vessels documented under Bahamas flag and (B) vessels engaged in a trade similar to that performed or to be performed by such International Vessel, including (but not limited to) the maintenance and renewal of valid certificates pursuant thereto, or such International Vessel has a currently effective exemption from such requirements; (iv) holds a valid Certificate of Documentation with coastwise endorsement pursuant to 46 U.S.C. Section 12112; and (vi) is classed in the highest classification and rating for vessels of the same age and type with Bureau Veritas without any outstanding conditions or recommendations.  Neither the entry into this Agreement by the Sellers nor the consummation of the transactions contemplated hereby will violate any Law relating to the business and operation of the Vessels in the manner in which the Vessels have been operated heretofore. The Sellers of the Majestic Vessels are citizens of the United States for purposes of 46 U.S.C. §50501 and the regulations promulgated thereunder for purposes of engaging in the coastwise trade.  The Sellers and their Subsidiaries have made available to the Purchaser true and complete copies, in all material respects, of all outstanding Notices of Merchant Marine Inspection Requirements (Forms CG-835), if any, or any equivalent notices received under any alternate compliance program established by the USCG for each Vessel.

4.23           Intellectual Property.  Schedule 1.1(v) of the Disclosure Schedule includes all material Seller Intellectual Property.  All of the material Seller Intellectual Property is valid and enforceable.  To the Sellers’ Knowledge, no third party has infringed, violated or misappropriated or is currently infringing, violating or misappropriating any of the Seller Intellectual Property.  Neither the Sellers and the Marshall Islands Subsidiaries nor the Business nor any of the Sellers’ and the Marshall Islands Subsidiaries’ products or services has infringed, violated or misappropriated or is currently infringing, violating or misappropriating any Intellectual Property of any third party.  No third party has made any assertion, claim or allegation that, if true, would constitute, reflect or describe a violation of any provision of this Section 4.23.  The Sellers’ have taken all reasonable steps to protect and maintain the Seller Intellectual Property.

4.24           Exclusivity of Representations and Warranties.  The representations and warranties made by the Sellers in this Article 4 are the exclusive representations and warranties made by the Sellers.  The Sellers hereby disclaim any other express or implied representations and warranties.  The Purchaser acknowledges and represents that it (a) has had a full opportunity to conduct due diligence regarding the Purchased Assets, (b) has relied solely upon the representations set forth in this Agreement and its own independent review, investigation and/or inspection of any documents and/or the Purchased Assets, (c) did not rely upon any written or oral statements, representations, promises, warranties or guaranties whatsoever, whether express, implied, by operation of law or otherwise, regarding the Purchased Assets, or the completeness of any information provided in connection therewith, except as expressly stated in this Agreement.

ARTICLE 5.

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser hereby makes the representations and warranties in this Article 5 to the Sellers as follows:

5.1           Organization and Qualification.The Purchaser is an entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization. The Purchaser has all requisite power and authority to own its properties and to carry on its business as it is now being conducted except as would not have or reasonably be expected to have a Material Adverse Effect on the Purchaser’s ability to consummate the transactions contemplated by this Agreement.

5.2           Authority Relative to This Agreement.The Purchaser has the requisite limited liability company power and authority to (a) execute and deliver this Agreement, (b) execute and deliver each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by the Purchaser in connection with the consummation of the transactions contemplated hereby and thereby (the “Purchaser’s Documents”), and (c) perform its obligations hereunder and thereunder and consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Purchaser of this Agreement and each Purchaser’s Document have been duly authorized by all necessary limited liability company action on behalf of the Purchaser. This Agreement has been, and at or prior to the Closing each Purchaser’s Document will be, duly and validly executed and delivered by the Purchaser and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each Purchaser’s Document when so executed and delivered will constitute, legal, valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with their respective terms, subject to the Bankruptcy Exceptions.

5.3           Consents and Approvals; No Violation.

(a)           None of the execution and delivery by the Purchaser of this Agreement or the Purchaser’s Documents, the consummation of the transactions contemplated hereby or thereby, or the compliance by the Purchaser with any of the provisions hereof or thereof will conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of acceleration, payment, amendment, termination or cancellation under any provision of (i) the certificate of formation and the limited liability agreement (or similar organizational documents) of the Purchaser, (ii) any Contract (including but not limited to any Contracts related to financing) or Permit to which the Purchaser is a party or by which the Purchaser or its properties or assets are bound, (iii) any order of any Governmental Body applicable to the Purchaser or by which any of the properties or assets of the Purchaser are bound, or (iv) any applicable Law, other than, in the case of clauses (ii), (iii), and (iv), except as would not have or reasonably be expected to have a Material Adverse Effect on the Purchaser’s ability to consummate the transactions contemplated by this Agreement.

(b)           No consent, waiver, approval, order, Permit or authorization of, or declaration or filing with, or notification to, any Governmental Body or other Person nor any other Regulatory Approval is required on the part of the Purchaser in connection with the execution and delivery of this Agreement or the Purchaser’s Documents, the compliance by the Purchaser with any of the provisions hereof or thereof the consummation of the transactions contemplated hereby or thereby or the taking by the Purchaser of any other action contemplated hereby or thereby, or for the Purchaser to operate the Purchased Assets.

5.4           Brokers and Finders.The Purchaser has not employed, and to the knowledge of the Purchaser, no other Person has made any arrangement by or on behalf of the Purchaser with, any investment banker, broker, finder, consultant or intermediary in connection with the transactions contemplated by this Agreement which would be entitled to any investment banking, brokerage, finder’s or similar fee or commission in connection with this Agreement or the transactions contemplated hereby.

5.5           Adequate Assurances Regarding Assigned Contracts.As of the Closing, Purchaser will be capable of satisfying the conditions contained in Sections 365(b)(l)(C) and 365(f) of the Bankruptcy Code with respect to the Assigned Contracts.

5.6           Sufficiency of Financial Resources.The Purchaser has and will have, on the Closing Date, the financial and other resources necessary to consummate the transactions contemplated by this Agreement.

5.7           Investigation.The Purchaser has conducted its own independent review and analysis of the Business, the Purchased Assets and the Assumed Liabilities, of the value of such Purchased Assets and of the business, operations, technology, assets, Liabilities, financial condition and prospects of the Business, and the Purchaser acknowledges that the Sellers have provided the Purchaser with access to the personnel, properties, premises and records of the Business for this purpose.  The Purchaser has conducted its own independent review of all orders of, and all motions, pleadings, and other, submissions to, the Bankruptcy Court in connection with the Chapter 11 Case.  In entering into this Agreement, the Purchaser has relied upon its own investigation and analysis as well as the representations and warranties made by the Sellers in Article 4, and the Purchaser acknowledges that neither the Sellers nor any of their Affiliates makes or has made any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or made available to the Purchaser or any of its Affiliates, except as and only to the extent expressly set forth in Article 4.

ARTICLE 6.

EMPLOYEES

6.1           [Reserved].

6.2           Continuation of Employee Plans.For the six (6) month period immediately following the Closing Date, the Purchaser agrees to continue to maintain, for the benefit of the Transferred Employees and any other Employees who remain actively employed, immediately following the Closing, by the Purchaser and its Affiliates (including, for the avoidance of doubt, Cruise Group USA and the other Marshall Islands Subsidiaries) (collectively, the “Retained Employees”), any Employee Plans assumed by the Purchaser in accordance with Section 1.3(c), without modification or amendment, except as may be required to comply with applicable Law.  To the extent that a new or replacement plan is provided thereafter, each Retained Employee shall be given credit for all service with the Sellers (and any predecessor employer) to the same extent as such service was credited for such purpose by the Sellers under the Employee Plans, under each applicable Purchaser employee benefit plan, policy program or arrangement for purposes of eligibility, vesting and solely with respect to paid time off and severance benefits, benefits accrual (other than which would result in the duplication of benefits accrual for the same period of service).

6.3           [Reserved].

6.4           [Reserved].

6.5           No Third-Party Beneficiaries.

(a)           Notwithstanding anything set forth in this Article 6, nothing contained herein, whether express or implied, (i) shall be treated as an amendment or other modification of any Seller Plans or any employee benefit plan, program or arrangement of the Purchaser or its Affiliates or (ii) shall limit the right of the Purchaser or any of its Affiliates to amend, terminate or otherwise modify any Employee Plans following the Closing Date, provided that the Purchaser complies with its obligations under Section 6.2.

(b)           The Sellers and the Purchaser acknowledge and agree that all provisions contained in this Article 6 with respect to current or former Employees (including the Retained Employees) are included for the sole benefit of the Sellers and the Purchaser, and that nothing herein, whether express or implied, shall create any third party beneficiary or other rights (i) in any other Person, including, without limitation, any current or former employees, directors, officers or consultants of the Sellers, any participant in any Seller Plan, or any dependent or beneficiary thereof, or (ii) to continued employment with the Purchaser or any of its Affiliates.

6.6           Employees of the Business.  Notwithstanding anything to the contrary contained in this Agreement, the Purchaser and the Sellers acknowledge and agree that (i) each of the Employees listed on Schedule 4.16(c)(i) to the Disclosure Schedule is an employee of Cruise Group USA and, to the extent such employee continues to be so employed immediately prior to the Closing, such employee shall be deemed to be a Retained Employee hereunder and (ii) each of the Benefit Plans, employment agreements and offer letters listed on Schedule 1.3(h) to the Disclosure Schedule is an obligation of Cruise Group USA.  If any such employee is deemed to be an employee of any Seller (and not an employee of Cruise Group USA or any other Marshall Islands Subsidiary), the Purchaser shall use commercially reasonable efforts to cause Cruise Group USA to offer employment to such employee on the same terms and conditions of his/her current employment, it being the intent of the parties hereto that unless otherwise notified by the Purchaser as set forth above, the Employees listed on Schedule 4.16(c)(i) to the Disclosure Schedule shall continue to be employees with respect to the International Business following the Closing of the transactions contemplated hereby.

ARTICLE 7.

BANKRUPTCY COURT MATTERS

7.1           Sale Order.The Sale Order shall be entered by the Bankruptcy Court substantially in the form attached hereto as Exhibit D or otherwise in form and substance reasonably acceptable to the Sellers and the Purchaser.  The Sale Order shall, among other things, (i) approve, pursuant to Sections 105, 363 and 365 of the Bankruptcy Code, (A) the execution, delivery and performance by the Sellers of this Agreement, (B) the sale of the Purchased Assets to the Purchaser on the terms set forth herein and free and clear of all Encumbrances (other than Encumbrances included in the Assumed Liabilities and Permitted Encumbrances), and (C) the performance by the Sellers of their respective obligations under this Agreement; (ii) authorize and empower the Sellers to assume and assign to the Purchaser the Assigned Contracts; and (iii) find that the Purchaser is a “good faith” buyer within the meaning of Section 363(m) of the Bankruptcy Code and not a successor to the Sellers and grant the Purchaser the protections of Section 363(m) of the Bankruptcy Code.  In the event that the Bankruptcy Court’s approval of the Sale Order shall be appealed, the Sellers shall use reasonable best efforts to defend such appeal.  Sellers shall not amend, supplement, or modify, or cause to be amended, supplemented or modified, the Sale Order and/or the Bidding Procedures Order, in any manner adverse to Purchaser without Purchaser’s prior written consent (which consent may be withheld in Purchaser’s sole discretion).

ARTICLE 8.

COVENANTS AND AGREEMENTS

8.1           Conduct of Business of Sellers.

(a)           During the period from the Petition Date and continuing until the earlier of the termination of this Agreement in accordance with Section 3.4 or the Closing Date, except (i) for any limitations on operations imposed by, or actions required by, the Bankruptcy Court or the Bankruptcy Code, (ii) as required by applicable Law, (iii) as otherwise expressly contemplated by this Agreement or as set forth on Schedule 8.1 of the Disclosure Schedule or (iv) with the prior written consent of the Purchaser (such consent not to be unreasonably withheld, conditioned or delayed), the Sellers shall:

(i)           conduct the Business and operate and maintain the Purchased Assets in the Ordinary Course of Business;

(ii)           ensure that all accounts payable (including, without limitation, all accounts payable owed to travel agents and related services) incurred after the petition date are paid timely consistent with industry practice, but in no event  later than ninety (90) days; and

(iii)           use commercially reasonable efforts to (x) preserve the goodwill of and relationships with Governmental Bodies, customers, suppliers, vendors, lessors, licensors, licensees, contractors, distributors, agents, Employees and others having business dealings with the Business; and (y) comply with all applicable Laws and, to the extent consistent therewith, preserve their assets (tangible and intangible).

(b)           During the period from the Petition Date and continuing until the earlier of the termination of this Agreement in accordance with Section 3.4 or the Closing Date, except (i) for any limitations on operations imposed by, or actions required by, the Bankruptcy Court or the Bankruptcy Code, (ii) as required by applicable Law, (iii) as otherwise expressly contemplated by this Agreement or as set forth on Schedule 8.1 of the Disclosure Schedule, or (iv) with the prior written consent of the Purchaser (such consent not to be unreasonably withheld, conditioned or delayed), the Sellers shall not:

(i)           mortgage, pledge or subject to any Encumbrance (other than a Permitted Encumbrance) any of the Purchased Assets or any assets of the Marshall Islands Subsidiaries;

(ii)           sell, assign, license, transfer, convey, lease, surrender, relinquish or otherwise dispose of any of the Purchased Assets or any assets of the Marshall Islands Subsidiaries (other than sales of goods and inventory in the Ordinary Course of Business);

(iii)           cancel or compromise any material debt or material claim or waive or release any material right of the Sellers or the Marshall Islands Subsidiaries that constitutes a Purchased Asset or otherwise relates to the Business;

(iv)           (A) enter into any new Contract or renew any existing Contract requiring payments by or to the Sellers or the Marshall Islands Subsidiaries in excess of $50,000 over the twelve-month period immediately following the execution thereof or (B) cancel, terminate, rescind or materially amend, modify or supplement any Material Contract, except for the purpose of effecting any changes in applicable Law or implementing regulatory requirements or in response to a breach or default by the other party thereto;

(v)           abandon any rights under any Material Contract;

(vi)           incur any long term expenditure associated with (A) the Purchased Assets that would be an Assumed Liability or (B) the International Business, except to the extent permitted by the DIP Loan Documents;

(vii)           incur or permit to be incurred, or materially increase the amount of, any Liability that would be an Assumed Liability (other than in connection with the performance of any Non-Assigned Contracts or execution of any Contracts that are not Material Contracts in the Ordinary Course of Business), except to the extent permitted by the DIP Loan Documents;

(viii)           fail to replenish the Inventory of the Business in the Ordinary Course of Business in any material respect;

(ix)           institute, settle or agree to settle or modify in any manner that is adverse to the Business or the Purchased Assets, any litigation, action or proceeding before any court or Governmental Body relating to (A) the Purchased Assets that is or will be an Assumed Liability or (B) the International Business, except any such litigation, action or proceeding involving payment by or to any Seller or any Marshall Islands Subsidiary that is less than $25,000 individually and $100,000 in the aggregate;

(x)           make, commit to make or incur any material Liability for capital expenditures, except to the extent permitted by the DIP Loan Documents; or

(xi)           enter into any Contract to do any of the foregoing or agree to do anything prohibited by this Section 8.1(b).

(c)           Prior to the Closing, and except as provided herein or on Schedule 8.1 of the Disclosure Schedule, neither Parent nor any Subsidiary will engage in any transaction with any officer, director or Affiliate of Parent or any such Subsidiary outside the Ordinary Course of Business.

8.2           Access to Information.

(a)           The Sellers agree that, between the Petition Date and the earlier of the Closing Date and the date on which this Agreement is terminated in accordance with Section 3.4, the Purchaser shall be entitled, through its officers, employees, counsel, accountants and other authorized representatives, agents and contractors (“Representatives”), to have such reasonable access to and make such reasonable investigation and examination of the books and records, properties, businesses, assets, Employees, accountants, auditors, counsel and operations of the Sellers and the Marshall Islands Subsidiaries as the Purchaser’s Representatives may reasonably request. Any such investigations and examinations shall be conducted during regular business hours upon reasonable advance notice and under reasonable circumstances, including the Sellers’ right to have its Representative accompany the Purchaser upon the Leased Real Property at the time of any inspection or examination and shall be subject to restrictions under applicable Law. Pursuant to this Section 8.2, the Sellers shall furnish to the Purchaser and its Representatives such financial, operating and property related data and other information as such Persons reasonably request. The Sellers shall use commercially reasonable efforts to cause its Representatives to reasonably cooperate with the Purchaser and the Purchaser’s Representatives in connection with such investigations and examinations, and the Purchaser shall, and use its commercially reasonably efforts to cause its Representatives to, reasonably cooperate with such Seller and its respective Representatives and shall use its reasonable efforts to minimize any disruption to the Business.

(b)           From and after the Closing Date, the Sellers shall give the Purchaser and the Purchaser’s Representatives reasonable access during normal business hours to the offices, facilities, plants, properties, assets, Employees, Documents (including, without limitation, any Documents included in the Excluded Assets), personnel files and books and records of the Sellers pertaining to the Business. In connection with the foregoing, the Sellers shall use commercially reasonable efforts to cause their Representatives to furnish to the Purchaser such financial, technical, operating and other information pertaining to the Business as the Purchaser’s Representatives shall from time to time reasonably request and to discuss such information with such Representatives. Without limiting the generality of the foregoing, the Sellers shall, and shall use commercially reasonable efforts to cause each of their Affiliates to, cooperate with the Purchaser as may reasonably be requested by the Purchaser for purposes of (i) enabling an independent accounting firm selected by the Purchaser to conduct an audit of the Business, including access to Parent’s independent auditors’ working papers pertaining to the Business or the Purchased Assets including any environmental assessment; (ii) undertaking, with the consent of Parent, which consent shall not be unreasonably withheld or delayed, any study of the condition or value of the Purchased Assets or the assets of the Marshall Islands Subsidiaries; and (iii) undertaking any study relating to the compliance by the Sellers or the Marshall Islands Subsidiaries with Laws; and the Sellers acknowledge that information or access may be requested and used for such purpose.

(c)           From and after the Closing Date, the Purchaser shall give the Sellers and the Sellers’ Representatives reasonable access during normal business hours to the offices, facilities, plants, properties, assets, Employees, Documents (including, without limitation, any Documents included in the Purchased Assets), personnel files and books and records of the Purchaser pertaining to (i) the conduct of the Business or ownership of the Purchased Assets prior to the Closing Date or (ii) the Excluded Assets and Excluded Liabilities. In connection with the foregoing, the Purchaser shall use commercially reasonable efforts to cause its Representatives to furnish to the Sellers such financial, technical, operating and other information pertaining to (i) the conduct of the Business or ownership of the Purchased Assets prior to the Closing Date or (ii) the Excluded Assets and Liabilities, in each case, as the Sellers’ Representatives shall from time to time reasonably request and to discuss such information with such Representatives.

(d)           No information received pursuant to an investigation made under this Section 8.2 shall be deemed to (i) qualify, modify, amend or otherwise affect any representations, warranties, covenants or other agreements of the Sellers set forth in this Agreement or any certificate or other instrument delivered to the Purchaser in connection with the transactions contemplated hereby, (ii) amend or otherwise supplement the information set forth in the Disclosure Schedule, (iii) limit or restrict the remedies available to the parties under applicable Law arising out of a breach of this Agreement or otherwise available at Law or in equity, or (iv) limit or restrict the ability of either party to invoke or rely on the conditions to the obligations of the parties to consummate the transactions contemplated by this Agreement set forth in Article 9.

8.3           Assignability of Certain Contracts, Etc.  To the extent that the assignment to the Purchaser of any Assigned Contract pursuant to this Agreement is not permitted without the consent of a third party and such restriction cannot be effectively overridden or canceled by the Sale Order or other related order of the Bankruptcy Court, then this Agreement will not be deemed to constitute an assignment of or an undertaking or attempt to assign such Assigned Contract or any right or interest therein unless and until such consent is obtained; provided, however, that the parties hereto will use their commercially reasonable efforts, before the Closing, to obtain all such consents; provided, further, that if any such consents are not obtained prior to the Closing Date, the Sellers and the Purchaser will reasonably cooperate with each other in any lawful and feasible arrangement designed to provide the Purchaser (such arrangement to be at the sole cost and expense of the Purchaser) with the benefits and obligations of any such Assigned Contract and the Purchaser shall be responsible for performing all obligations under such Assigned Contract required to be performed by the Sellers on or after the Closing Date to the extent that if such Assigned Contract were assumed by the Purchaser as of the Closing Date the obligations thereunder would have constituted an Assumed Liability.

8.4           Rejected Contracts.  The Sellers shall not reject any Assigned Contract in the Chapter 11 Case without the prior written consent of the Purchaser.

8.5           Further Agreements.  The Purchaser authorizes and empowers the Sellers from and after the Closing Date to receive and to open all mail received by the Sellers relating to the Purchased Assets, the Business or the Assumed Liabilities and to deal with the contents of such communications in accordance with the provisions of this Section 8.5. The Sellers shall (i) promptly deliver to the Purchaser any mail or other communication received by them after the Closing Date and relating to the Purchased Assets, the Business or the Assumed Liabilities, (ii) promptly transfer in immediately available funds to the Purchaser any cash, electronic credit or deposit received by such Seller but solely to the extent that such cash, electronic credit or deposit are Purchased Assets or otherwise relate to the International Business and (iii) promptly forward to the Purchaser any checks or other instruments of payment that it receives but solely to the extent that such checks or other instruments are Purchased Assets or otherwise relate to the International Business.  The Purchaser shall (x) promptly deliver to the Sellers any mail or other communication received by it after the Closing Date and relating to the Excluded Assets or the Excluded Liabilities, (y) promptly wire transfer in immediately available funds to the Sellers, any cash, electronic credit or deposit received by the Purchaser but solely to the extent that such cash, electronic credit or deposit are Excluded Assets and (z) promptly forward to the Sellers any checks or other instruments of payment that it receives but solely to the extent that such checks or other instruments are Excluded Assets.  From and after the Closing Date, the Sellers shall refer all inquiries with respect to the International Business, the Purchased Assets and the Assumed Liabilities to the Purchaser, and the Purchaser shall refer all inquiries with respect to the Excluded Assets and the Excluded Liabilities to the Sellers.

8.6           Further Assurances.

(a)           Subject to the terms and conditions of this Agreement and applicable Law, the Sellers and the Purchaser shall use their respective commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement as soon as practicable, and shall coordinate and cooperate with each other in exchanging information, keeping the other party reasonably informed with respect to the status of the matters contemplated by this Section 8.6 and supplying such reasonable assistance as may be reasonably requested by the other party in connection with the matters contemplated by this Section 8.6. Without limiting the foregoing, following the Petition Date and until the date on which this Agreement is terminated in accordance with Section 3.4, the parties shall use their commercially reasonable efforts to take the following actions but solely to the extent that such actions relate to the transactions contemplated by this Agreement:

(i)           obtain any required consents, approvals (including Regulatory Approvals), waivers, Permits, authorizations, registrations, qualifications or other permissions or actions by, and give all necessary notices to, and make all filings with, and applications and submissions to, any Governmental Body or third party and provide all such information concerning such party as may be necessary or reasonably requested in connection with the foregoing;

(ii)           avoid the entry of, or have vacated or terminated, any injunction, decree, order, or judgment that would restrain, prevent, or delay the consummation of the transactions contemplated hereby;

(iii)           take any and all reasonably necessary steps to avoid or eliminate every impediment under any applicable Law that is asserted by any Governmental Body with respect to the transactions contemplated hereby so as to enable the consummation of such transactions to occur as expeditiously as possible;

(iv)           execute, acknowledge and deliver all such further conveyances, notices, assumptions, releases and acquaintances and such other instruments, and cooperate and take such further actions, as may be reasonably necessary or appropriate to transfer and assign fully to the Purchaser and its successors and assigns, all of the Purchased Assets, and for the Purchaser and its successors and assigns, to assume the Assumed Liabilities, and to otherwise make effective the transactions contemplated hereby and thereby; and

(v)           take any and all actions necessary to effect the transfer all of the Permits and include all such Permits in the Purchased Assets.

(b)           Subject to the terms and conditions of this Agreement, the parties shall not take any action or refrain from taking any action the effect of which would be to delay or impede the ability of the Sellers and the Purchaser to consummate the transactions contemplated by this Agreement, unless in such party’s reasonable judgment, taking such action or refraining from taking such action is consistent with achieving the ultimate objective or consummating the transactions contemplated hereby or is required by applicable Law.

(c)           Following the Execution Date and until the earlier of the Closing Date and the date on which this Agreement is terminated in accordance with Section 3.4, the Sellers, on the one hand, and the Purchaser, on the other hand, shall keep each other reasonably informed as to the status of matters relating to the completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other communications received by the Sellers or the Purchaser or by any of their respective Affiliates (as the case may be), from any third party and/or any Governmental Body with respect to the transactions contemplated by this Agreement.

(d)           The obligations of the Sellers pursuant to this Section 8.6 shall be subject to any orders entered, or approvals or authorizations granted or required, by or under the Bankruptcy Court or the Bankruptcy Code (including in connection with the Chapter 11 Case), and the Sellers’ obligations as a debtor in possession to comply with any order of the Bankruptcy Court (including the Bidding Procedures Order and the Sale Order) and the Sellers’ duty to seek and obtain the highest or otherwise best price for the Business as required by the Bankruptcy Code.

8.7           Preservation of Records.The Sellers and the Purchaser agree that each of them shall preserve and keep the records held by them or their Affiliates relating to the Business, the Purchased Assets and Assumed Liabilities for a period ending on the earlier of (i) five (5) years from the Closing Date and (ii) the liquidation and winding up of the Sellers’ estates, in the case of the Purchaser, and until the closing of the Chapter 11 Case or the liquidation and winding up of the Sellers’ estates, in the case of the Sellers, and shall make such records available to the other party as may be reasonably required by such other party in connection with, among other things, any insurance claims by, actions or tax audits against or governmental investigations of the Sellers or the Purchaser or any of their respective Affiliates or in order to enable the Sellers or the Purchaser to comply with their respective obligations under this Agreement and each other agreement, document or instrument contemplated hereby or thereby.

8.8           Publicity.The Sellers or the Purchaser may issue a press release or public announcement concerning this Agreement or the transactions contemplated hereby only with the prior written approval of the other parties hereto, which approval will not be unreasonably withheld, conditioned or delayed, unless, in the sole judgment of the disclosing party, such disclosure is otherwise required to comply with applicable Law or the regulations of the Securities and Exchange Commission or by the Bankruptcy Court with respect to filings to be made with the Bankruptcy Court in connection with this Agreement. Without limiting the generality of the foregoing sentence, the party intending to make such release shall use its commercially reasonable efforts, consistent with such applicable Law or Bankruptcy Court requirement, to consult with the other parties with respect to the text thereof.

8.9           Communication with Acquired Customers.  If requested by the Purchaser, the Sellers shall send a letter to the Acquired Customers, in form and substance reasonably satisfactory to the Purchaser, at a mutually satisfactory time after the Bankruptcy Court’s entry of the Sale Order, which shall include, but not be limited to, advising the Acquired Customers about the existence of (but not the terms of) this Agreement and the pending transfer of the Acquired Customers’ Assigned Contracts from the Sellers to the Purchaser. In addition, the Purchaser shall have the right to contact and meet with any parties to any Assigned Contract with respect to any Purchased Assets or Assumed Liabilities; provided, however, that a representative of the Sellers shall have the right to participate in any such contact or meeting.

8.10           Notification of Certain Matters.

(a)           To the extent permitted by applicable Law, the Sellers shall give prompt written notice to the Trustee and the Purchaser of (i) the receipt by any Seller of any notice or other communication from any Person alleging that the consent of such Person which is or may be required in connection with the transactions contemplated by this Agreement is not likely to be obtained prior to Closing, (ii) the receipt by any Seller of any written objection or proceeding that challenges the transactions contemplated hereby or the entry of the approval of the Bankruptcy Court, (iii) the receipt by any Seller of any notice of any alleged violation of Law applicable to the Sellers or the Business, (iv) the commencement of any investigation, inquiry or review by any Governmental Body with respect to the Business, and (v) the execution of any Material Contract entered into other than in the Ordinary Course of Business (and the Sellers shall deliver or make available a copy thereof to the Purchaser).

(b)           To the extent permitted by applicable Law, the Purchaser shall give prompt written notice to the Parent of (i) the receipt by the Purchaser of any notice or other communication from any Person alleging that the consent of such Person which is or may be required in connection with the transactions contemplated by this Agreement is not likely to be obtained prior to Closing, (ii) the receipt by the Purchaser of any written objection or proceeding that challenges the transactions contemplated hereby or the entry of the approval of the Bankruptcy Court, and (iii) the receipt by the Purchaser of any notice of any alleged violation of Law applicable to the Sellers or the Business.

8.11           DIP Loan Documents.  Notwithstanding anything in this Agreement to the contrary, between the date of this Agreement and the earlier of the termination of this Agreement in accordance with Section 3.4 and the Closing Date, it shall not be a breach of this Agreement for, and nothing in this Agreement shall (or shall be deemed to) limit or affect the ability of, the Sellers to incur Indebtedness or borrow funds under the DIP Facility, including, without limitation, for the purpose of funding the wind down of the Sellers following the Closing, in accordance with the terms and conditions of the DIP Loan Documents.

ARTICLE 9.

CONDITIONS TO CLOSING

9.1           Conditions Precedent to the Obligations of the Purchaser and the Sellers.The respective obligations of each party to this Agreement to consummate the transactions contemplated by this Agreement are subject to the satisfaction or written waiver, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived in writing by the Sellers and the Purchaser in whole or in part to the extent permitted by applicable Law):

(a)           there shall not be in effect any statute, rule, regulation, executive order enacted, issued, entered or promulgated by a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby; and

(b)           the Bankruptcy Court shall have entered the Sale Order (as provided in Article 7) and such order shall be a Final Order and in form and substance satisfactory to the Sellers and the Purchaser and the Sale Order shall not have been stayed, reversed, modified or amended in any respect without the prior written consent of the Purchaser and the Sellers.

9.2           Conditions Precedent to the Obligations of the Sellers.The obligations of the Sellers to consummate the transactions contemplated by this Agreement are subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived in writing by the Sellers in whole or in part to the extent permitted by applicable Law):

(a)           the representations and warranties of the Purchaser set forth in Article 5 hereof shall be true and correct in all material respects on the date hereof and as of the Closing Date as though made on and as of the Closing Date (except for such representations and warranties made as of a certain date, which shall be true and correct as of such date as though made on and as of such date);

(b)           the Purchaser shall have performed and complied in all material respects with all obligations and agreements required by this Agreement to be performed or complied with by the Purchaser on or prior to the Closing Date;

(c)           the Purchaser shall have delivered, or caused to be delivered, to the Sellers all of the items set forth in Section 3.3; and

(d)           the Purchaser shall have provided the Purchase Price in accordance with Section 2.1.

9.3           Conditions Precedent to the Obligations of the Purchaser.The obligations of the Purchaser to consummate the transactions contemplated by this Agreement are subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived in writing by the Purchaser in whole or in part to the extent permitted by applicable Law):

(a)           the Sellers shall have delivered to the Purchaser (i) a certified copy of the Sale Order (which shall contain the terms described in Section 7.2) and (ii) copies of all affidavits of service of the Sale Motion or notice of such motion filed with the Bankruptcy Court by or on behalf of the Sellers (which service shall comply with Section 7.1(e));

(b)           [Reserved];

(c)           (i) the Sale Order shall have been approved by the Bankruptcy Court by the close of business on May 20, 2011 unless such date is waived or extended by the Purchaser in its sole discretion and (ii) following its entry, the Sale Order shall continue to be in full force and effect and shall not have been stayed, vacated, reversed, modified, amended, or supplement in any material respect without the prior written consent of the Purchaser and the Seller;

(d)           the Sale Order shall have become a Final Order and shall be in full force and effect;

(e)           the Bankruptcy Court shall not have entered an order (i) dismissing any Chapter 11 Case or converting any Chapter 11 Case into a case or cases under Chapter 7 of the Bankruptcy Code, or (ii) appointing a trustee or examiner with expanded powers to operate or manage the financial affairs, the business or the reorganization of the Sellers in any Chapter 11 Case;

(f)           the representations and warranties of the Sellers set forth in Article 4 hereof shall be true and correct in all material respects on the date hereof and as of the Closing Date as though made on and as of the Closing Date (except for such representations and warranties made as of a certain date, which shall be true and correct as of such date as though made on and as of such date);

(g)           the Sellers shall have performed and complied in all material respects with all obligations and agreements required in this Agreement to be performed or complied with by them on or prior to the Closing Date;

(h)           except as provided in Section 8.3, all of the Assigned Contracts shall (i) be in full force and effect on the Closing Date, and (ii) be assignable to the Purchaser without the consent of the counterparty to such Assigned Contract for such assignment (or such consent shall have been received prior to the Closing Date);

(i)           the Sellers shall have delivered, or caused to be delivered, to the Purchaser all of the items set forth in Section 3.2;

(j)           [Reserved];

(k)           (i) all of the Liabilities of Sellers and the Marshall Islands Subsidiaries arising under or relating to the Prepetition Working Capital Facility, the DIP Facility and the Senior Secured Notes shall have been discharged in full, (ii) all Encumbrances related to or resulting in connection with the Prepetition Working Capital Facility, the DIP Facility and the Senior Secured Notes shall have been properly discharged and released, including with respect to the Marshall Islands Subsidiaries, and (iii) all other Encumbrances (other than Permitted Encumbrances) on the Purchased Assets shall have been properly discharged and released;

(l)           all required governmental or regulatory approvals and consents, if any, shall have been received;

(m)           between the Petition Date and the Closing Date, there shall not have occurred a Material Adverse Effect;

(n)           the Sellers and the Marshall Islands Subsidiaries shall have filed all Tax Returns, including Internal Revenue Service Form 1120-F, for all taxable periods ending on or before December 31, 2009; and

(o)           during the period from the Petition Date and continuing until the earlier of the termination of this Agreement in accordance with Section 3.4 or the Closing Date, subject to the approval of the Bankruptcy Court, the Sellers shall have remained current in the payment of wages owed or owing to any Employee.

9.4           Frustration of Closing Conditions.Neither the Sellers nor the Purchaser may rely on the failure of any condition set forth in Sections 9.1, 9.2 or 9.3, as the case may be, if such failure was caused directly by such party’s failure to comply with any provision of this Agreement.

ARTICLE 10.

ADDITIONAL DEFINITIONS

10.1           Certain Definitions.As used herein:

(a)           “Accounts Receivable” means (i) any and all accounts receivable, trade accounts and other amounts receivable (including overdue accounts receivable) owed to the Sellers relating to, or arising in connection with the operation and conduct of, the Business and any other rights of the Sellers to payment from third parties including, but not limited to those reflected in the books and records of the Company, and the full benefit of all security for such accounts or rights to payment, including all accounts receivable representing amounts receivable in respect of goods shipped, products sold or services rendered, in each case owing to the Sellers; (ii) all other accounts or notes receivable of the Sellers and the full benefit of all security for such accounts or notes receivable arising in the conduct of the Business; and (iii) any and all claims, remedies or other right relating to any of the foregoing, together with any interest or unpaid financing charges accrued thereon, in each case existing on the Execution Date or arising in the Ordinary Course of Business after the Execution Date and in each case that have not been satisfied or discharged prior to the close of business on the Business Day immediately preceding the Closing Date or have not been written off or sent to collection prior to the close of business on the Business Day immediately preceding the Closing Date (it being understood that the receipt of a check prior to the close of business on the Business Day immediately preceding the Closing Date shall constitute satisfaction or discharge of the applicable account or note receivable to the extent of the payment represented thereby).

(b)           “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

(c)           [Reserved].

(d)           “Auction” has that meaning ascribed to such term by the Bidding Procedures Order.

(e)           “Benefit Plan” means each plan, program, arrangement, agreement or commitment sponsored or maintained by or on behalf of the Sellers or the Marshall Islands Subsidiaries or to which any Seller or Marshall Islands Subsidiary makes or is obligated to make contributions or which is a pension, profit sharing, savings, thrift or other retirement plan, deferred compensation, stock purchase, stock option, performance share, bonus or other incentive plan, severance pay plan, policy or procedure, life, health, disability or accident insurance plan, including each “employee benefit plan” as defined in section 3(3) of ERISA, or vacation or other employee benefit plan, program, arrangement, agreement or commitment, whether or not written.

(f)           “Bidding Procedures Order” means that certain “Order (i) Approving Bidding Procedures for the Sale of Certain of the Debtors’ Assets Free and Clear of All Liens, Claims and Encumbrances; (ii) Approving the Form and Manner of Notice of the Sale and Assumption and Assignment of Executory Contracts and Unexpired Leases; (iii) Authorizing Certain of the Debtors to Execute an Asset Purchase Agreement; and (iv) Scheduling an Auction and Sale Hearing” entered by the Bankruptcy Court on April 19, 2011.

(g)           “Business” means any and all business activities of any kind that are conducted by Parent and its Subsidiaries, including, among other things, operating and managing luxury cruise ship travel for customers of the Domestic Business and the International Business.

(h)           “Business Day” means any day other than a Saturday, Sunday or other day on which the Bankruptcy Court is closed or on which commercial banks in New York City, New York are authorized or required by Law to be closed.

(i)           “Cash and Cash Equivalents” means all of the Sellers’ cash (including petty cash and checks received prior to the close of business on the Closing Date) checking account balances, marketable securities, certificates of deposits, time deposits, bankers’ acceptances, commercial paper and government securities and other cash equivalents (but specifically excluding any cash payable by the Purchaser to the Sellers pursuant to this Agreement).

(j)           “Claim” has the meaning set forth in section 101(5) of the Bankruptcy Code.

(k)           “Code” means the Internal Revenue Code of 1986, as amended.

(l)           “Contract” means any written or oral contract, purchase order, service order, sales order, indenture, note, bond, lease, license, commitment or instrument or other agreement, arrangement or commitment that is binding upon a Person or its property.

(m)           “Convertible Notes” means the 3.75% Convertible Senior Notes due 2027 issued under the indenture dated April 3, 2007, as amended, between Parent and Wells Fargo Bank, National Association, as trustee.

(n)           “Credit Card Receivables” means all accounts receivables and other amounts owed to any of the Sellers or other Debtors (whether current or non-current) in connection with any customer purchases from any of the Sellers or Debtors that are made with credit cards or any other amounts owing from the credit card processors to the Sellers or other Debtors, in each case which are not subject to offset, chargeback or other reduction.

(o)           “Cure Costs” means the amounts necessary to cure all defaults, if any, and to pay all actual pecuniary losses, if any, that have resulted from such defaults, under the Assigned Contracts, in each case as of the Petition Date and to the extent required by Section 365 of the Bankruptcy Code and any order of the Bankruptcy Court, which amounts (if not already paid or to be paid in the Ordinary Course of Business pursuant to an order of the Bankruptcy Court) shall be identified to Purchaser on Schedule 10.1(o) of the Disclosure Schedule at least three (3) days prior to the Auction.

(p)           “DIP Facility” means the “DIP Loans” (as defined in the DIP Credit Agreement) provided by the lenders under the DIP Credit Agreement and the other DIP Loan Documents.

(q)           “DIP Credit Agreement” means that certain Amended and Restated Credit and Guaranty Agreement (Post-Petition) dated as of April 11, 2011, by and among the Parent and the Parent’s subsidiaries, the lenders from time to time party thereto (the “DIP Lenders”), and Law Debenture Trust Company of New York, as Administrative Agent (in its capacity as Administrative Agent, the “DIP Agent”), as amended, modified, supplemented or restated from time to time in accordance with its terms.

(r)           “DIP Loan Documents” means the “Loan Documents” as defined in the DIP Credit Agreement, as such Loan Documents are amended, modified, supplemented or restated from time to time in accordance with their terms.

(s)           “DIP Order” means the interim order or final order, as applicable, of the Bankruptcy Court approving the DIP Credit Agreement and authorizing the Debtors’ incurrence of post-petition secured financing under Section 364 of the Bankruptcy Code.

(t)           “Documents” means all of the Sellers’ written files, documents, instruments, papers, books, reports, records, tapes, microfilms, photographs, letters, budgets, forecasts, plans, operating records, safety and environmental reports, data, studies and documents, Tax Returns, ledgers, journals, title policies, customer lists, regulatory filings, operating data and plans, research material, technical documentation (design specifications, engineering information, test results, maintenance schedules, functional requirements, operating instructions, logic manuals, processes, flow charts, etc.), user documentation (installation guides, user manuals, training materials, release notes, working papers, etc.), marketing documentation (sales brochures, flyers, pamphlets, web pages, etc.), and other similar materials, in each case whether or not in electronic form.

(u)           “Domestic Business” means the business conducted in North America by the Sellers.

(v)           “Employee” means an individual who, as of the applicable date, is employed by any of the Sellers or the Marshall Islands Subsidiaries in connection with the Business.

(w)           “Employment and Withholding Taxes” means any and all required federal, state and local income and bonus withholding, social security, federal, state and local unemployment insurance, Medicare, backup withholding and other payroll taxes that are associated with wage and nonemployee payments and are required by or imposed by any Governmental Body, including any interest, penalties or additional amounts relating thereto.

(x)           “Encumbrance” means any lien, encumbrance, claim (as defined in Section 101(5) of the Bankruptcy Code), right, demand, charge, mortgage, deed of trust, option, pledge, security interest or similar interests, title defects, hypothecations, easements, rights of way, restrictive covenants, encroachments, rights of first refusal, preemptive rights, judgments, conditional sale or other title retention agreements and other impositions, imperfections or defects of title or restrictions on transfer or use of any nature whatsoever.

(y)           “Environmental Laws” means all Laws of any Governmental Body (including common law) relating to pollution or protection of health, safety, natural resources or the environment, or the generation, use, treatment, storage, handling, transportation or Release of, or exposure to or threatened exposure to, Hazardous Materials, including, without limitation, the Federal Water Pollution Control Act (33 U.S.C. §1251 et seq.), Resource Conservation and Recovery Act (42 U.S.C. §6901 et seq.), Safe Drinking Water Act (42 U.S.C. §3000(f) et seq.), Toxic Substances Control Act (15 U.S.C. §2601 et seq.), Clean Air Act (42 U.S.C. §7401 et seq.), Hazardous Materials Transportation Act (49 U.S.C. §5101 et seq.) and other similar federal, state, provincial and local statutes, as each may be amended from time to time, and all regulations thereunder.

(z)           “Environmental Permits” means all Permits required under any Environmental Law.

(aa)           “Equipment” means all equipment, machinery, vehicles, storage tanks, furniture, fixtures and other tangible personal property of every kind and description and improvements and tooling used, or held for use, in connection with the operation of the Business and owned by the Sellers or the Marshall Islands Subsidiaries, wherever located, including but not limited to, communications equipment, the IT Assets, and any attached and associated hardware, routers, devices, panels, cables, manuals, cords, connectors, cards, and vendor documents, and including all warranties of the vendor applicable thereto, to the extent such warranties are transferable, but excluding software and any other intangibles associated therewith except to the extent embedded in such Equipment and required to operate it.

(bb)           “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(cc)           “ERISA Affiliate” means any entity which is, or at any relevant time was, a member of (A) a controlled group of corporations (as defined in Section 414(b) of the Code), (B) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), (C) an affiliated service group (as defined under Section 414(m) of the Code) or (D) any group specified in regulations under Section 414(o) of the Code, any of which includes or included the Sellers.

(dd)           “Final Order” means an order or judgment of the Bankruptcy Court or any other court of competent jurisdiction entered by the Clerk of the Bankruptcy Court or such other court on the docket in the Chapter 11 Case or the docket of such other court, which has not been modified, amended, reversed, vacated or stayed and as to which (a) the time to appeal, petition for certiorari, or move for a new trial, reargument or rehearing has expired and as to which no appeal, petition for certiorari or motion for new trial, reargument or rehearing shall then be pending or (b) if an appeal, writ of certiorari new trial, reargument or rehearing thereof has been sought, such order or judgment of the Bankruptcy Court or other court of competent jurisdiction shall have been affirmed by the highest court to which such order was appealed, or certiorari shall have been denied, or a new trial, reargument or rehearing shall have been denied or resulted in no modification of such order, and the time to take any further appeal, petition for certiorari or move for a new trial, reargument or rehearing shall have expired, as a result of which such order shall have become final in accordance with Rule 8002 of the Federal Rules of Bankruptcy Procedure; provided, that the possibility that a motion under Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules, may be filed relating to such order, shall not cause an order not to be a Final Order.

(ee)           “GAAP” means United States generally accepted accounting principles as in effect from time to time.

(ff)           “Governmental Body” means any government, quasi governmental entity, or other governmental or regulatory body, agency or political subdivision thereof of any nature, whether foreign, federal, state or local, or any agency, branch, department, official, entity, instrumentality or authority thereof, or any court or arbitrator (public or private) of applicable jurisdiction.

(gg)           “Hazardous Materials” means (A) petroleum, including crude, and all derivatives thereof or synthetic substitutes therefor, (B) asbestos and asbestos containing materials,  (C) polychlorinated biphenyls (“PCBs”) and PCB-containing equipment, (D) lead and lead-containing materials and (E) any and all materials, substances, or chemicals now or hereafter regulated, defined, listed, designated or classified as, or otherwise determined to be, “pollutants,” “contaminants,” “hazardous wastes,” “hazardous substances,” “radioactive,” “solid wastes,” or “toxic” (or words of similar meaning) under or pursuant to or otherwise listed or regulated pursuant to any Environmental Law.

(hh)           “Income Taxes” shall mean all Taxes based upon, measured by, or calculated with respect to gross or net income or gross or net receipts or profits, including any interest, penalty or addition thereto.

(ii)           “Indebtedness” of any Person means, without duplication, (i) the interest in respect of, principal of and premium (if any) in respect of (x) indebtedness of such Person for money borrowed and (y) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (ii) all obligations of such Person issued or assumed as the deferred purchase price of property (other than for services and goods acquired in the Ordinary Course of Business); (iii) all obligations of such Person under leases required to be capitalized in accordance with GAAP; (iv) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction; (v) all obligations of the type referred to in clauses (i) through (iv) of any Persons for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations; and (vi) all obligations of the type referred to in clauses (i) through (v) of other Persons secured by any Encumbrance (other than Permitted Encumbrances), on any property or asset of such Person (whether or not such obligation is assumed by such Person).

(jj)           “Intellectual Property” means all United States or foreign intellectual property and proprietary rights of any kind, including the following: (i) trademarks, service marks, trade names, slogans, logos, trade dress, internet domain names, uniform resource identifiers, rights in design, brand names, and other similar designations of source, origin sponsorship, endorsement or certification, together with all goodwill, registrations and applications related to the foregoing; (ii) patents, utility models and industrial design registrations (together with applications for any of the foregoing and all continuations, divisionals, continuations in part, provisionals, renewals, reissues and re-examined patents); (iii) copyrights and works of authorship and other copyrightable subject matter (including without limitation any registration and applications for any of the foregoing); (iv) trade secrets and other confidential or proprietary business information (including technology, drawings, specifications, designs, plans, proposals, technical data, financial, marketing and business data, pricing and cost information, business and marketing plans, customer, vendor, employee and supplier lists and information), know how, proprietary processes, formulae, algorithms, models, and methodologies; (v) computer software, computer programs, and databases (whether in source code, object code or other form) other than off-the-shelf computer software programs; and (vi) all rights to sue for past, present and future infringement, misappropriation, dilution or other violation of any of the foregoing and all remedies at law or equity associated therewith.

(kk)           “International Business” means the business conducted by the Marshall Islands Subsidiaries.

(ll)           “International Vessels” means, collectively (i) Wind Surf, a Bahamian vessel with Official Number 716016 and Call Sign C6IO6, (ii) Wind Spirit, a Bahamian vessel with Official Number 711121 and Call Sign C6CY9 and (iii) Wind Star, a Bahamian vessel with Official Number 710711 and Call Sign C6CA9, owned by Marshall Islands Subsidiaries, together with their respective registries, logs (including maintenance logs), maintenance schedules, life safety, firefighting and abandon ship procedures, blueprints, correspondence with Governmental Bodies, plans, mechanicals and other specifications, furniture, fixtures, engines, parts, inventory (including food, liquor and other consumable goods), fittings, décor (including artwork) and related property and tackle, whether on board or ashore, and all other appurtenances owned by Marshall Islands Subsidiaries.

(mm)           “Inventory” means all of the Sellers’ inventories of raw materials, office supplies, works in progress, goods, spare parts and replacement and component parts and fuel that are used, or held for use, in connection with the operation of the Business.

(nn)           “IT Assets” means all of the Sellers’ computers, computer software and databases (including source code, object code and all related documentation), firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, and all other information technology equipment and elements, and all associated documentation that are used, or held for use, in connection with the operation of the Business.

(oo)           “Knowledge of the Seller” (or “Sellers’ Knowledge”) means the actual knowledge, after due inquiry, of Hans Birkholz or Mark Detillion, in each case, including facts of which such individuals should be aware in the reasonably prudent exercise of their duties.

(pp)           “Laws” means all federal, state, local or foreign laws, statutes, common law, rules, codes, regulations, restrictions, ordinances, orders, decrees, approvals, directives, judgments, rulings, injunctions, writs and awards of, or issued, promulgated, enforced or entered by, any and all Governmental Bodies, or court of competent jurisdiction, or other requirement or rule of law.

(qq)           “Leased Real Property” means all of the real property leased, subleased, licensed, used or occupied by the Sellers or the Marshall Islands Subsidiaries, together with all buildings, structures, fixtures and improvements erected thereon, and any and all rights privileges, easements, licenses, hereditaments and other appurtenances relating thereto, and used, or held for use, in connection with the operation of the Business.

(rr)           “Liability” means, as to any Person, any debt, adverse claim, liability, duty, responsibility, obligation, commitment, assessment, cost, expense, loss, expenditure, charge, fee, penalty, fine, contribution or premium of any kind or nature whatsoever, whether known or unknown, asserted or unasserted, absolute or contingent, direct or indirect, accrued or unaccrued, liquidated or unliquidated, or due or to become due, and regardless of when sustained, incurred or asserted or when the relevant events occurred or circumstances existed, including all costs and expenses relating thereto

(ss)           “Majestic Vessels” means the U.S.-flagged (i) Delta Queen paddlewheel riverboat, Official No. 225875, which is leased under a bareboat charter agreement under which the lessee is operating a fixed location hotel on the vessel in Chattanooga, Tennessee, and (ii) Columbia Queen paddlewheel riverboat, Official No. 1023608, together with their respective registries, logs (including maintenance logs), maintenance schedules, life safety, firefighting and abandon ship procedures, blueprints, correspondence with Governmental Bodies (including the United States Coast Guard), plans, mechanicals and other specifications, furniture, fixtures, engines, parts, inventory (including food, liquor and other consumable goods), fittings, décor (including artwork) and related property and tackle, whether on board or ashore, and all other appurtenances owned by the Sellers.

(tt)           “Marshall Islands Balance Sheet” means the consolidated balance sheet of the Marshall Islands Subsidiaries at December 31, 2010.

(uu)           “Marshall Islands Subsidiaries” means Marshall Islands and its direct and indirect Subsidiaries (including but not limited to Cruise Group USA).

(vv)           “Material Adverse Effect” means any event, circumstance, change, occurrence or state of facts that has had, or would reasonably be expected to have, a material adverse effect on the (i) the Acquired Assets, (ii) the Business, taken as a whole, or (iii) the ability of the Sellers to consummate the transactions contemplated by this Agreement or perform their obligations under this Agreement, except, in each case, for any such effect resulting from any of the following: (A) changes in conditions in the U.S. or global economy or capital or financial markets generally, including changes in interest or exchange rates, except to the extent such changes disproportionately affect the Sellers relative to other Persons in the industry in which the Business is engaged, (B) changes after the date hereof in general legal, tax, regulatory, political or business conditions in the geographic regions in which the Business operates, except to the extent such changes disproportionately affect the Business relative to other Persons in the industry in which the Business is engaged, (C) changes after the date hereof in any applicable Law or in GAAP, (D) the announcement or pendency of this Agreement or the transactions contemplated hereby on relationships, contractual or otherwise, with customers, suppliers, vendors or employees, (E) acts of war, armed hostilities, sabotage or terrorism, or any escalation or worsening of any such acts of war, armed hostilities, sabotage or terrorism threatened or underway as of the date of this Agreement, except to the extent such events disproportionately affect the Business relative to other Persons in the industry in which the Business is engaged, (F) earthquakes, hurricanes, floods, or other natural disasters, except to the extent such events disproportionately affect the Business relative to other Persons in the industry in which the Business engaged, (G) any failure by the Business to meet any internal or external projections, forecasts or estimates of revenues or earnings, in and of itself, for any period ending on or after the date hereof; provided, however, that the exception in this clause (G) shall not apply to the facts and circumstances underlying any such failure, (H) any action taken by the Sellers with the prior written consent of the Purchaser or (I) the commencement and continuation of the Chapter 11 Case.

(ww)           “Order” means any order, writ, judgment, injunction, decree, rule, ruling, directive, determination or award made, issued or entered by or with any Governmental Body, whether preliminary, interlocutory or final, including any Order entered by the Bankruptcy Court in the Bankruptcy Case (including the Sale Order).

(xx)           “Ordinary Course of Business” means the ordinary and usual course of normal day to day operations of the Business consistent with past practice.

(yy)           “Permits” means all notifications, licenses, permits (including environmental, construction and operation permits), franchises, certificates, approvals, consents, waivers, clearances, exemptions, classifications, registrations, variances, orders, tariffs, rate schedules and other similar documents and authorizations issued by any Governmental Body to the Sellers and used, or held for use, in connection with the operation of the Business or applicable to ownership of the Purchased Assets or assumption of the Assumed Liabilities.

(zz)           “Permitted Encumbrances” means (i) Encumbrances for utilities and current Taxes not yet due and payable or being contested in good faith, (ii) the senior lien (mortgage) on the Columbia Queen in favor of American Express Travel Related Service Company for credit card processing, (iii) easements, rights of way, restrictive covenants, encroachments and similar non-monetary encumbrances or non-monetary impediments against any of the Purchased Assets which do not, individually or in the aggregate, adversely affect the operation of the Business and, in the case of the Assumed Leased Real Property, which do not, individually or in the aggregate, adversely affect the use or occupancy of such Assumed Leased Real Property as it relates to the operation of the Business or materially detract from the value of the Assumed Leased Real Property, (iv) applicable zoning Laws, building codes, land use restrictions and other similar restrictions imposed by Law, (v) materialmans’, mechanics’, artisans’, shippers’, warehousemans’ or other similar common law or statutory liens incurred in the Ordinary Course of Business, and (vi) such other Encumbrances as the Purchaser may approve in writing in its sole discretion.

(aaa)           “Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, labor union, estate, Governmental Body or other entity or group.

(bbb)           “Petition Date” means April 1, 2011.

(ccc)           “Prepetition Working Capital Facility” means the “Pre-Petition Obligations” as defined in the DIP Credit Agreement.

(ddd)            “Regulatory Approvals” means any consents, waivers, approvals, orders Permits or authorizations of any Governmental Body required in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereunder.

(eee)           “Release” means, with respect to any Hazardous Material, any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing or migrating into or through any surface or ground water, drinking water supply, soil, surface or subsurface strata or medium, or the ambient air.

(fff)           “Sale Hearing” means the hearing to approve this Agreement and seeking entry of the Sale Order.

(ggg)        “Sale Motion” means the motion or motions of the Sellers, in form and substance acceptable to the Sellers and the Purchaser, seeking approval and entry of the Bidding Procedures Order and Sale Order.

(hhh)           “Sale Order” means an order approving the transaction contemplated in this Agreement and providing, among other things, for the dismissal of the chapter 11 case of Cruise Group USA, substantially in the form attached hereto as Exhibit D and otherwise in form and substance satisfactory to the Sellers and the Purchaser,

(iii)           “Secured Noteholders” means the holders of the Senior Secured Notes as of the Petition Date.

(jjj)           “Secured Notes Obligations” means all outstanding obligations under the Senior Secured Notes and the Secured Notes Indenture Documents.

(kkk)         “Secured Notes Indenture Documents” means the Indenture dated as of November 13, 2009, as amended, between Parent and its Subsidiaries and the Trustee, together with all documents and instruments securing the obligations of Parent and its Subsidiaries thereunder.

(lll)           “Secured Parties” means, collectively, the DIP Lenders and the holders of the Senior Secured Notes.

(mmm)      “Seller Plans” means (i) all “employee benefit plans” (as defined in Section 3(3) of ERISA), including all employee benefit plans which are “pension plans” (as defined in Section 3(2) of ERISA) and any other written employee benefit arrangements or payroll practices (including, without limitation, severance pay, vacation pay, company awards, salary continuation for disability, sick leave, death benefit, hospitalization, welfare benefit, group or individual health, dental, medical, life, insurance, survivor benefit, deferred compensation, profit sharing, retirement, retiree medical, supplemental retirement, bonus or other incentive compensation, stock purchase, stock option, stock appreciation rights, restricted stock and phantom stock arrangements or policies) and (ii) all material written employment, termination, bonus, severance, change in control or other similar contracts or agreements, in each case to which any of the Sellers is a party, with respect to which any of the Sellers have any Liability or obligation or which are maintained by the Sellers and to which any of the Sellers contribute or are obligated to contribute with respect to current or former directors, officers, consultants and employees of the Sellers.

(nnn)           “Seller Intellectual Property” means any Intellectual Property that is owned by or licensed to the Sellers or any Marshall Islands Subsidiary.

(ooo)           “Senior Secured Notes” means the 10% senior secured notes due 2012 issued by Parent pursuant to that certain indenture dated as of November 13, 2009, as amended.

(ppp)           “Subsidiary” means, with respect to a Person, (a) any corporation or similar entity of which at least 50% of the securities or interests having, by their terms, ordinary voting power to elect members of the board of directors, or other persons performing similar functions with respect to such corporation or similar entity, is held, directly or indirectly by such Person, and (b) any partnership, limited liability company or similar entity of which (i) such Person is a general partner or managing member or (ii) such Person possesses a 50% or greater interest in the total capitalization or total income of such partnership, limited liability company or similar entity.  As used herein, unless the context otherwise requires, “Subsidiary” shall refer to a direct or indirect Subsidiary of Parent.

(qqq)           “Tax” and “Taxes” mean any and all taxes, charges, fees, tariffs, duties, impositions, levies, excises or other assessments, imposed by any Governmental Body, and include any interest, penalties or additional amounts attributable to, or imposed upon, or with respect to, Taxes.

(rrr)              “Tax Period” means any period prescribed by any Governmental Body for which a Tax Return is required to be filed or a Tax is required to be paid.

(sss)           “Tax Return” means any return, report, information return, declaration, claim for refund or other document (including any schedule or related or supporting information) supplied or required to be supplied to any Governmental Body with respect to Taxes, including amendments thereto.

(ttt)           “Transaction Documents” means this Agreement and all other agreements, instruments, certificates and other documents contemplated or required hereunder to be entered into by the parties hereto, including the Equity Interest Transfer, the Bill of Sale, the Vessel Bills of Sale and the Assignment and Assumption Agreement.

(uuu)           “Transferred Employee” means any Employee of any of the Sellers who becomes an employee of Cruise Group USA pursuant to the second sentence of Section 6.6 of this Agreement.

(vvv)           “Trustee” means Wilmington Trust FSB, in its capacity as Indenture Trustee and Collateral Trustee in connection with the Senior Secured Notes.

(www)         “USCG” means the United States Coast Guard.

(xxx)            “Vessels” means, collectively, the Domestic Vessels and the International Vessels, and each, a “Vessel”.

(yyy)           “WARN Act” means the United States Worker Adjustment and Retraining Notification Act, and the rules and regulations promulgated thereunder.

10.2           Other Definitions.  Each of the following defined terms has the meaning given to such term in the Section set forth opposite such defined term:

2009 Audited Financial Statements	Section 4.21
2010 Financial Statements	Section 4.21
Acquired Customers	Section 1.1(d)
Actions	Section 4.7
Additional Assumed Contracts	Section 1.1(v)
Allocation	Section 11.1(b)
Assigned Contracts	Section 1.1(u)
Assignment and Assumption Agreement	Section 3.2(c)
Assumed Customer Contracts	Section 1.1(d)
Assumed Independent Contractor Contracts	Section 1.1(m)
Assumed Intellectual Property	Section 1.1(u)
Assumed Intellectual Property Licenses	Section 1.1(u)
Assumed Leased Real Property	Section 1.1(l)
Assumed Liabilities	Section 1.3
Assumed Permits	Section 1.1(n)
Assumed Personal Property Leases	Section 1.1(k)
Assumed Real Property Leases	Section 1.1(l)
Assumed Vendor Contracts	Section 1.1(h)
Bankruptcy Code	Recitals
Bankruptcy Court	Recitals
Bankruptcy Exceptions	Section 4.3
Bill of Sale	Section 3.2(b)
Chapter 11 Case	Recitals
Closing	Section 3.1
Closing Date	Section 3.1
Company	Recitals
Competing Bid	Section 7.1(c)
CQ Boat	Preamble
Credit Bid and Release	Section 2.1(a)(ii)
Credit Bid Consideration	Section 2.1(b)
Cruise Group	Preamble
Cruise Group USA	Recitals
Debtors	Recitals
DIP Agent	Section 10.1(q)
DIP Lenders	Section 10.1(q)
Domestic Material Contracts	Section 4.9(a)
DQ Boat	Preamble
Employee Plans	Section 4.17
Equity Interest Transfer	Section 3.2(a)
Estate	7.1(a)
Execution Date	Preamble
Excluded Assets	Section 1.2
Excluded Liabilities	Section 1.4
Excluded Plans	Section 1.2(h)
Excluded Policies	Section 1.2(d)
Financial Statements	Section 4.21
Insurance Policies	Section 4.19
Intercompany Notes	Section 1.1(b)
International Material Contracts	Section 4.9(b)
Marshall Islands	Section 1.1(a)
Marshall Islands Equity	Section 1.1(a)
Material Contracts	Section 4.9(b)
Material Permits	Section 4.10(a)
Non-Assigned Contracts	Section 1.2(a)
Outside Date	Section 3.4(b)
Parent	Preamble
Parent Bylaws	Section 4.1
Parent Certificate	Section 4.1
Permitted Assign	Section 12.8
Permits	Section 4.10(a)
Personal Property Leases	Section 4.13
Professional Services	Section 1.4(i)
Purchase Price	Section 2.1(a)(2)
Purchased Assets	Section 1.1
Purchaser	Preamble
Purchaser’s Documents	Section 5.2
Representatives	Section 8.2(a)
Retained Employee	Section 6.2
Sellers	Preamble
Sellers’ Documents	Section 4.3
Subsidiary Organizational Documents	Section 4.1
Transfer Taxes	Section 11.1
Vessel Bill of Sale	Section 3.2(j)
Windstar Consolidating Financial Statement	Section 4.21

ARTICLE 11.

TAXES

11.1           Tax Allocation; Additional Tax Matters.

(a)           The Sellers and the Purchaser recognize and acknowledge that the sale, transfer, assignment and delivery of the Purchased Assets may be exempt under Section 1146 of the Bankruptcy Code and the Sale Order from all state and local transfer, recording, stamp or other similar transfer Taxes that may be imposed by reason of the sale, transfer, assignment and delivery of the Purchased Assets. Notwithstanding the foregoing, any sales, transfer, use (including gains and income taxes) or other similar Taxes not exempt under Section 1146 of the Bankruptcy Code that may be imposed as a direct result of the transactions contemplated by this Agreement (collectively, “Transfer Taxes”) will be borne solely by the Sellers, and the Sellers shall indemnify, defend (with counsel reasonably satisfactory to the Purchaser), protect, and save and hold the Purchaser harmless from and against any and all claims, charges, interest or penalties assessed, imposed or asserted in relation to any such Transfer Taxes.

(b)           The Purchaser shall, within thirty (30) days after the Closing Date, prepare in accordance with Section 1060 of the Code and deliver to the Parent for its consent (which consent shall not be unreasonably withheld, delayed or conditioned) a schedule allocating the Purchase Price (and any other items that are required for federal income tax to be treated as Purchase Price) among the Purchased Assets (such schedule, the “Allocation”).  The Purchaser and the Parent shall report and file all Tax Returns (including amended Tax Returns and claims for refund) consistent with the Allocation as finally agreed upon, and shall take no position contrary thereto or inconsistent therewith (including, without limitation, in any audits or examinations by any Governmental Body or any other proceeding) unless otherwise required by applicable Law.  The Purchaser and Parent shall cooperate in the filing of any forms (including Form 8594 under Section 1060 of the Code) with respect to such Allocation, including any amendments to such forms required pursuant to this Agreement with respect to any adjustment to the Purchase Price.  Notwithstanding any other provision of this Agreement, the terms and provisions of this Section 11.1(b) shall survive the Closing without limitation.

ARTICLE 12.

MISCELLANEOUS

12.1           Payment of Expenses.  The Sellers and the Purchaser shall bear their own expenses incurred or to be incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby.

12.2           Survival of Representations and Warranties; Survival of Confidentiality.The parties hereto agree that the representations and warranties contained in this Agreement shall expire upon the Closing Date. The parties hereto agree that the covenants contained in this Agreement to be performed at or after the Closing shall survive in accordance with the terms of the particular covenant or until fully performed.

12.3           Entire Agreement; Amendments and Waivers.This Agreement (including the schedules and exhibits hereto) represents the entire understanding and agreement between the parties hereto with respect to the subject matter hereof. This Agreement may be amended, supplemented or changed, and any provision hereof may be waived, only by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought. No action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by applicable Law.

12.4           Counterparts.For the convenience of the parties hereto, this Agreement may be executed (by facsimile or PDF signature) in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

12.5           Governing Law.THIS AGREEMENT IS TO BE GOVERNED BY AND CONSTRUED IN ACCORDANCE THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PRINCIPLES THEREOF, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE.

12.6           Jurisdiction, Waiver of Jury Trial.THE BANKRUPTCY COURT WILL HAVE JURISDICTION OVER ANY AND ALL DISPUTES BETWEEN OR AMONG THE PARTIES, WHETHER IN LAW OR EQUITY, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY AGREEMENT CONTEMPLATED HEREBY; PROVIDED, HOWEVER, THAT IF THE BANKRUPTCY COURT IS UNWILLING OR UNABLE TO HEAR ANY SUCH DISPUTE, THE COURTS OF THE STATE OF NEW YORK AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE SOUTHERN DISTRICT OF THE STATE OF NEW YORK WILL HAVE SOLE JURISDICTION OVER ANY AND ALL DISPUTES BETWEEN OR AMONG THE PARTIES, WHETHER IN LAW OR EQUITY, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY AGREEMENT CONTEMPLATED HEREBY.

(a)           EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

12.7           Notices.Unless otherwise set forth herein, any notice, request, instruction or other document to be given hereunder by any party to the other parties shall be in writing and shall be deemed duly given (i) upon delivery, when delivered personally, (ii) one (1) Business Day after being sent by overnight courier or when sent by facsimile transmission (with a confirming copy sent by overnight courier), and (iii) three (3) Business Days after being sent by registered or certified mail, postage prepaid, as follows:

If to the Sellers:

c/o Ambassadors International, Inc.
2101 4th Avenue, Suite 210
Seattle, Washington 98121
Attn: Chief Financial Officer
Facsimile No.: 206-340-0975

With a copy (which shall not constitute effective notice) to:

Stroock & Stroock & Lavan LLP
180 Maiden Lane
New York, New York 10038
Attn: Kristopher Hansen, Esq.
Facsimile No.: 212-806-9056

If to the Purchaser:

TAC Cruise, LLC
555 Seventeenth Street, Suite 2400
Denver, Colorado 80202
Attn: Scott Carpenter
Facsimile No.:

With a copy (which shall not constitute effective notice) to:

Hogan Lovells US LLP
One Tabor Center, Suite 1500
1200 Seventeenth Street
Denver, Colorado 80202
Attn: Tyler Harvey, Esq.
Facsimile No.: 303-899-7333

Hogan Lovells US LLP
875 Third Avenue
New York, New York 10022
Attn: Christopher R. Donoho, III, Esq.
Facsimile No.: 212-918-3100

or to such other Persons or addresses as may be designated in writing by the party to receive such notice.

12.8           Binding Effect; Assignment.This Agreement shall be binding upon the Purchaser and, subject to entry of the Sale Order, the Sellers, and inure to the benefit of the parties and their respective successors and permitted assigns, including, without limitation, any trustee or estate representative appointed in the Chapter 11 Case or any successor Chapter 7 case.  Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any Person or entity not a party to this Agreement except as provided below.  No assignment of this Agreement or of any rights or obligations hereunder may be made by the Sellers or the Purchaser (by operation of law or otherwise) without the prior written consent of the other parties hereto and any attempted assignment without the required consents shall be void; provided that the Purchaser may assign its rights and obligations hereunder in whole or in part to one or more wholly owned subsidiaries of the Purchaser or to an entity controlled by The Anschutz Corporation (each, a “Permitted Assign”) (subject to the next succeeding sentence).  No assignment of any obligations hereunder shall relieve the parties hereto of any such obligations. Upon any such permitted assignment, the references in this Agreement to the Purchaser shall also apply to any such assignee unless the context otherwise requires.

12.9           Severability.If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in a manner adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

12.10           Injunctive Relief.The parties agree that damages at Law may be an inadequate remedy for the breach of any of the covenants, promises and agreements contained in this Agreement by the Purchaser or the Sellers, and, accordingly, the Purchaser or the Sellers, as applicable, shall be entitled to injunctive relief with respect to any such breach, including without limitation, specific performance of such covenants, promises or agreements or an order enjoining the other party or parties from any threatened, or from the continuation of any actual, breach of the covenants, promises or agreements contained in this Agreement by the Purchaser or the Sellers.  The rights set forth in this Section 12.10 shall be in addition to any other rights which the Purchaser or the Sellers may have at Law or in equity pursuant to this Agreement.

12.11           Non-Recourse.Except as expressly contemplated by this Agreement, no past, present or future director, officer, employee, incorporator, member, partner or equityholder of the Sellers or the Purchaser shall have any liability for any obligations or liabilities of the Sellers or the Purchaser under this Agreement or the Sellers’ Documents or the Purchaser’s Documents of or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby and thereby.

12.12           No Waiver or Release.Notwithstanding anything herein to the contrary, all terms, conditions, covenants, representations and warranties contained in the DIP Loan Documents and all rights, powers and remedies of the DIP Agent, the DIP Lenders, and all of the obligations of the Debtors (as defined in the DIP Loan Documents) thereunder, are reserved and are not amended, modified, limited or otherwise affected by the terms and conditions of this Agreement.

12.13           Time of the Essence.Time is of the essence in the performance of each of the obligations of the parties and with respect to all covenants and conditions to be satisfied by the parties in this Agreement and all documents, acknowledgments and instruments delivered in connection herewith.

12.14           Certain Interpretations.Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

(i)           All references in this Agreement to Articles, Sections, Schedules and Exhibits shall be deemed to refer to Articles, Sections, Schedules and Exhibits to this Agreement.

(ii)           All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.

(iii)           The Article, Section and paragraph captions herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

(iv)           The words “include,” includes” and “including,” when used herein shall be deemed in each case to be followed by the words “without limitation” (regardless of whether such words or similar words actually appear).

(v)           When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is not a Business Day, the period in question shall end on the next succeeding Business Day.

(vi)           Any reference in this Agreement to $ shall mean U.S. dollars.

(vii)           Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

(viii)           The words such as “herein,” “hereinafter,” “hereof” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

(b)           The parties hereto agree that they have been represented by legal counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.

SELLERS:

AMBASSADORS INTERNATIONAL, INC.,
AMBASSADORS CRUISE GROUP, LLC,
AMBASSADORS, LLC,
AMERICAN WEST STEAMBOAT COMPANY LLC,
EN BOAT LLC,
AQ BOAT, LLC,
MQ BOAT, LLC,
DQ BOAT, LLC,
QW BOAT COMPANY LLC,
CONTESSA BOAT, LLC, and
CQ BOAT, LLC

By:
Name:
Title:

PURCHASER:

TAC CRUISE, LLC

By:
Name:	Scott Carpenter
Title:	President